Exhibit 10.14

COLLABORATIVE RESEARCH

AND

LICENSE AGREEMENT

THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (this “Agreement”) dated as of September         , 1997 is between ICAgen Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having offices at 4222 Emperor Boulevard, Suite 460, Durham, North Carolina 27703 (“ICAgen”) and Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the state of Delaware, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates (“BMS”).

PRELIMINARY STATEMENTS

A. ICAgen has developed an expertise in ion channel technology and is currently developing a series of [**] Inhibitors through application of such technology.

B. BMS recognizes that ICAgen’s technology and compounds currently in development represent valuable sources of development and discovery of potential products for manufacture, use and sale in the Territory in the field of [**] inhibition, and BMS is interested in providing funding to ICAgen for a research and development program and will collaborate with ICAgen in such research program.

C. ICAgen has research and development facilities, experienced personnel and other capabilities conducive to conducting such research program.

D. ICAgen and BMS are entering into this Agreement to provide for BMS’s funding of a collaborative research program to be conducted by ICAgen and BMS, for ICAgen’s granting a license, and BMS’s obtaining a license for, the use and practice of certain ICAgen technology, and for ICAgen’s granting licenses to BMS to develop and commercialize products using compounds identified through certain technology in the Territory.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

1.1 “Affiliate”, with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

1.2 “Analog” of any BMS Compound or ICAgen Compound shall mean a compound in which the active substructure of such BMS Compound or ICAgen Compound, as the case may be, is conserved.

1.3 “Annual Research Plan” shall mean the research plan prepared annually during the term of the Research Program as provided in Section 4.1.

1.4 “BMS Compound” shall mean a compound or product in the BMS Compound Collection, or any Analog thereof.

1.5 “BMS Compound Collection” shall mean the sample collection owned or controlled by BMS from time to time and which is comprised of synthetic and semi-synthetic compounds and pure and mixed natural products.

1.6 “BMS Compound Product” shall mean any product in Field B that consists of a BMS Compound or contains a BMS Compound as an active ingredient, where such BMS Compound was identified as a Collaboration Compound during the period specified in Section 1.8.

1.7 “BMS Technology” shall mean:

(a) Any and all Patents covering Inventions;

(b) Any and all other Patents that exist as of the first anniversary of the end of the term of the Research Program; and

(c) Any and all Inventions or improvements, discoveries, claims, trade secrets, technologies, technical data, information, material and know-how conceived, first reduced to practice or demonstrated to have utility during the conduct of the Research Program or the one-year period thereafter, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing;

which are owned, controlled or developed by BMS (and to which BMS has the right to grant licenses or sublicenses) and which (i) relate to or are derived from the Research Program, or (ii) are necessary or useful to make, use or develop Products; provided that BMS Technology shall not include any of the foregoing to the extent that it is acquired by BMS from a Third Party after the end of the Research Program.

1.8 “Collaboration Compound” shall mean: (1) any BMS Compound that (A) is identified during the term of the Research Program by the Steering Committee as an [**] Inhibitor for atrial fibrillation, or (B) if the Exclusivity Period does not extend beyond the term of the Research Program or extends beyond such term for less than a one-year period, is identified by BMS, acting in good faith, during the one-year period after the term of the Research Program, as an [**] Inhibitor for atrial fibrillation, or (C) if the Exclusivity Period does extend beyond the term of the Research Program for at least one-year, is identified by BMS, acting in good faith, during such extended Exclusivity Period after the term of the Research Program, as an [**] Inhibitor for atrial fibrillation, (ii) any ICAgen Compound that, during the term of the Research Program, is identified by the Steering Committee as an [**] Inhibitor for atrial fibrillation, and (iii) any ICAgen Compound that has been identified as an [**] Inhibitor primarily for atrial fibrillation indications by ICAgen, acting in good faith, as of the date of this Agreement, a complete list of which ICAgen Compounds, together with a summary of the potency, selectivity and other relevant properties thereof (not including chemical structures), is set forth on Exhibit A. Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that each ICAgen Compound in the [**] Series, the [**] Series or the [**] Series is a Collaboration Compound.

1.9 “Confidential Information” shall have the meaning assigned to such term in Section 13.2.

1.10 “Excluded Area Compound” shall have the meaning assigned to such term in the Lilly Agreement.

1.11 “Exclusivity Period” shall have the meaning assigned to such term in Section 4.8.

1.12 “FDA” shall mean the United States Food and Drug Administration, or the successor thereto.

1.13 “Field A” shall mean all oral and intravenous applications of [**] Inhibitors in the treatment of diarrhea, impotence, brain edema/swelling, memory loss (excluding that associated with Alzheimer’s disease), vascular conditions (including, without limitation, periphral vascular disease), Raynaud’s phenomenon, cerebral and coronary vascular spasm, arrhythmias, muscle disease (including, without limitation, myotonia and wasting), respiratory disease (including, without limitation, COPD and cystic fibrosis) and renal conditions (including, without limitation, diuretics for water overload and with activity in kidney failure).

1.14 “Field B” shall mean all oral and intravenous applications of [**] Inhibitors in the treatment of all human pharmaceutical indications, including, without limitation, cardiac arrhythmias.

1.15 “Fields” shall mean Field A and Field B, collectively.

1.16 “First Commercial Sale” shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product, as the case may be, in a country in the Territory after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country. “First Commercial Sale” shall not include the sale of any Product for use in clinical trials or for compassionate use prior to the grant of an NDA.

1.17 “Grant-Back Compound” shall have the meaning assigned to such term in Exhibit E.

1.18 “Grant-Back Product” shall have the meaning assigned to such term in Exhibit E.

1.19 “ICAgen Compound” shall mean: (i) any compound in the [**] Series, the [**] Series or the [**] Series, or any Analog to any of the foregoing, or (ii) any other compound that ICAgen owns, or that ICAgen controls and has the right to include in the Research Program at any time prior to the end of the term of the Research Program, which ICAgen determines, in good faith, prior to or during the term of the Research Program is an [**] Inhibitor primarily for atrial fibrillation indications, or any Analog to any of the foregoing.

1.20 “ICAgen Compound Product” shall mean any product: (i) in Field A if such product consists of an ICAgen Compound that is an Excluded area compound or contains as an active ingredient an ICAgen Compound that is an Excluded area compound, or (ii) in Field B if such product consists of an ICAgen Compound that is not an Excluded area compound or contains as an active ingredient an ICAgen Compound that is not an Excluded area compound; in either instance, where such ICAgen Compound was either identified as a Collaboration Compound during the term of the Research Program, or identified by ICAgen as an ICAgen Compound, prior to or during the term of the Research Program.

1.21 “ICAgen Technology” shall mean:

(a) Any and all Patents covering Inventions;

(b) Any and all other Patents that exist as of the first anniversary of the end of the term of the Research Program; and

(c) Any and all Inventions or improvements, discoveries, claims, trade secrets, technologies, technical data, information, material and know-how conceived, first reduced to practice or demonstrated to have utility during the conduct of the Research Program or the one-year period thereafter, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing;

which are owned, controlled or developed by ICAgen (and to which ICAgen has the right to grant licenses or sublicenses) and which relate to or are derived from the Research Program, or (ii) are necessary or useful to make, use or develop Products; provided that ICAgen Technology shall not include any of the foregoing to the extent that it is acquired by ICAgen from a Third Party other than Lilly after the end of the Research Program.

The Patents included in the ICAgen Technology that exist on the date of this Agreement are listed on Exhibit B.

“ICAgen Technology” shall include, without limitation, the Lilly Know-How (as such term is defined in the Lilly Agreement) with respect to ICAgen Compounds that are Excluded area compounds that Lilly makes available to ICAgen pursuant to Section 6.3 of the Lilly Agreement.

1.22 “[**] Series” shall mean that compound known as ICAgen Compound [**], and Analogs thereto, as covered under United States patent application Serial No. [**].

1.23 “[**] Series” shall mean that compound known as ICAgen Compound [**], and Analogs thereto.

1.24 “[**] Series” shall mean that compound known as ICAgen Compound [**], and Analogs thereto.

1.25 “[**]” shall mean [**].

1.26 “[**] Inhibition” shall mean any composition of matter the primary mode of action of which is [**] inhibition.

1.27 “[**] Invention” shall mean any Invention that is of utility solely with respect to [**] inhibition.

1.28 “Invention” shall mean any new or useful process, manufacture, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, or demonstrated to have utility by either Party during the conduct of the Research Program or the one-year period thereafter (x) which relate to or are derived from ICAgen’s ion channel technology, or the Research Program, or (y) which are necessary or useful to make, use or develop Products.

1.29 “Joint Invention” shall mean any Invention for which it is determined, in accordance with applicable law, that both: (i) one or more employees or agents of ICAgen or any other persons obliged to assign such Invention to ICAgen, and (ii) one or more employees or agents of BMS or any other persons obliged to assign such Invention to BMS, are joint inventors of such Invention.

1.30 “Lilly” shall mean Eli Lilly and Company.

1.31 “Lilly Agreement” shall mean that certain Agreement, dated August 29, 1994, by and between ICAgen and Lilly, a copy of which, with certain provisions redacted, is attached as Exhibit C.

1.32 “Molecular Diversity Libraries” shall have the meaning assigned to such term in Section 1.24 of the Lilly Agreement.

1.33 “NDA” shall mean a New Drug Application or a Product License Application, as the case may be, to be filed with the FDA, or the equivalent thereof in other countries or regulatory jurisdictions.

1.34 “Net Sales” shall mean, with respect to any Product, the gross amount invoiced to Third Parties for such Product, commencing with the First Commercial Sale of such Product, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, postage, shipping insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Such amounts shall be determined from the books and records of BMS, its Affiliates or its Sublicensees, maintained in accordance with the reasonable accounting principles used by such entity, consistently applied.

1.35 “Party” shall mean ICAgen or BMS and, when used in the plural, shall mean ICAgen and BMS.

1.36 “Patents” shall mean all patents and patent applications throughout the Territory, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues thereof, which ICAgen or BMS, as applicable in the context, at present or hereafter owns or controls (provided that such Party has the right to license or otherwise make available such patents and patent applications to the other Party), or which are owned or controlled jointly by BMS and ICAgen, to the extent that they cover the BMS Technology, ICAgen Technology, Collaboration Compounds or Products.

1.37 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.38 “PLP Approval” shall mean approval of a Collaboration Compound for development by the BMS Pharmaceutical Group Development Operating Committee, as reflected in the minutes of the meetings of the BMS Pharmaceutical Group Development Operating Committee, based on the presentation of a Pre-clinical Lead Profile data package with respect to such compound in accordance with its procedures.

1.39 “Product” shall mean either a BMS Compound Product or an ICAgen Compound Product.

1.40 “Product Patents” shall mean all Patents owned or controlled by either Party, and disclosing and claiming products, processes or a method of treatment employing, or which includes or consists of, a Collaboration Compound(s) or Product(s), as the case may be, together with any and all Patents that may issue or have issued therefrom in the applicable countries.

1.41 “Research Program” shall mean the research program with respect to [**] Inhibitors conducted by ICAgen in collaboration with BMS pursuant to Section 4 of this Agreement.

1.42 “Royalty Term” shall mean, with respect to each Product or Grant-Back Product, as the case may be, in a country in the Territory, the period of time commencing on the date of this Agreement and ending on the later of: (i) ten years from the date of the First Commercial Sale of such Product or Grant-Back Product in such country, or (ii) if, at the time of the First Commercial Sale in such country, the Product or Grant-Back Product is covered by a Valid Claim of a Product Patent, the date on which the last to expire of the Product Patents relating to such Product or Grant-Back Product expires.

1.43 “Steering Committee” shall mean the entity organized and acting pursuant to Section 3.

1.44 “Sublicensee” shall mean a Third Party to which BMS or ICAgen, as the case may be, has granted sublicense and/or sub-sublicense rights under the licenses and/or sublicenses granted to such Party hereunder.

1.45 “Substance” shall have the meaning assigned to such term in Section 4.9.

1.46 “Territory” shall mean the entire world.

1.47 “Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

1.48 “Third Party Payments” shall have the meaning assigned to such term in Exhibit E.

1.49 “Valid Claim” shall mean a claim of any Patent or Product Patent, as the case may be, which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the date of this Agreement:

(a) Such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement.

(c) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written (including, with respect to ICAgen, the Lilly Agreement), to which such Party is a party or by which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

(d) Except as expressly provided in Section 2.2(j), no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or of any agent of such Party.

2.2 Representations and Warranties of ICAgen. ICAgen hereby represents and warrants to BMS that, as of the date of this Agreement:

(a) It is the owner of, or has exclusive rights to, all of the Patents included in ICAgen Technology and listed on Exhibit B (except as described thereon), and has the exclusive right to grant the licenses or sublicenses granted under this Agreement, as the case may be, therefor;

(b) It is the owner of, or has exclusive rights, in the Fields indicated on Exhibit A, to, all of the compounds comprising the [**] Series, the [**] Series and the [**] Series, and has the exclusive right to grant the licenses or sublicenses granted under this Agreement, as the case may be, therefor, in the Fields indicated on Exhibit A;

(c) It has the right to grant the licenses or sublicenses granted under this Agreement, as the case may be, for all of the know-how included in the ICAgen Technology in existence on the date of this Agreement;

(d) To the best of its knowledge, all such Patents are in full force and effect and have been maintained to date;

(e) It is not aware of any asserted or unasserted claim or demand which it believes can be enforced against such Patents;

(f) To the best of its knowledge, the practice of such Patents and the performance of the Research Program as currently contemplated do not infringe upon or conflict with any patent or other proprietary rights of any Third Party;

(g) It has not entered into any agreement with any Third Party which is in conflict with the rights granted to BMS pursuant to this Agreement;

(h) It has disclosed on Exhibit A all ICAgen Compounds that have been identified by ICAgen as of the date of this Agreement (whether or not patent applications therefor have been filed as of such date);

(i) All of the data and information provided by ICAgen to BMS relating to the [**] Series, the [**] Series and the [**] Series is reasonably accurate and constitutes all the material data and information ICAgen has in its possession on such ICAgen Compounds as of the date of this Agreement; and.

(j) Commonwealth Pharmaceutical Partners has acted as a finder on behalf of ICAgen with respect to the transactions contemplated by this Agreement. ICAgen has paid, or will pay, Commonwealth Pharmaceutical Partners all fees and expenses due to it in connection herewith.

3.	STEERING COMMITTEE.

3.1 Members. The Parties shall establish the Steering Committee (the “Steering Committee”), which shall be comprised of six members, three representatives designated by each Party, which shall include at least two scientists from each Party involved in the Research Program. The initial members of the Steering Committee are set forth on Exhibit D. Members of the Steering Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the Parties. The initial chairperson shall be selected by BMS and is designated on Exhibit D. The Party not designating the chairperson shall designate one of its representative members as secretary to the Steering Committee for such year. Each Party shall be free to change its representative members, on notice to the other Party.

3.2	Responsibilities. The Steering Committee shall be responsible for overseeing the Research Program, including, without limitation:

(a) to evaluate and determine scientific criteria to be implemented under the Research Program;

(b) to review, approve and modify, in good faith, any Annual Research Plan, provided that any Annual Research Plan shall not require ICAgen to allocate more than the number of full-time equivalent scientists required by ICAgen pursuant to Section 4.5(b) without ICAgen’s consent;

(c) to evaluate data from the Research Program and, in good faith, make recommendations to BMS for its selection of Collaboration Compounds for pre-clinical development by BMS;

(d) to review and evaluate progress under the Research Program, provided that the Steering Committee shall not have authority to make any determination that either Party is in breach of its obligations under the Research Program;

(e) to provide for the exchange of information relating to the Research Program; and

(f) to coordinate and monitor publication of research results arising from the Research Program, subject to the provisions of Section 13.1.

3.3 Meetings. The Steering Committee shall meet at least twice every calendar year, and more frequently as the Parties deem appropriate, on such dates and at such times as the Parties shall agree. Meetings may also be called by either Party, on 10 days written notice to the other unless such notice is waived by the Parties. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members. The Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate.

3.4 Decisions.

(a) All decisions of the Steering Committee shall be made by unanimous agreement of the members (or their designees) present in person or by telephone at any meeting, provided that at least two representatives of each Party is present at such meeting.

(b) In the event that unanimity cannot be reached by the Steering Committee with respect to a matter that is subject to its decision-making authority, then the matter shall be referred for further review and resolution to the Senior Vice President, Drug Discovery at BMS, or such other similar position designated by BMS from time to time, and the President at ICAgen, or such other similar position designated by ICAgen from time to time. The designated officers of each Party shall use reasonable efforts to resolve the matter within 30 days after the matter is referred to them. If they cannot resolve the matter within 30 days, the matter shall be decided by the designated officer of BMS in good faith, giving appropriate consideration to the reasonable business concerns of ICAgen.

3.5 Minutes. Within 15 days after each Steering Committee meeting, the secretary of the Steering Committee shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee. The secretary shall be responsible for circulation of all draft and final minutes. Draft minutes shall be first circulated to the chairperson, edited by the chairperson and then circulated in final draft form to all members of the Steering Committee sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes shall be distributed to the members of the Steering Committee.

3.6 Term. The Steering Committee shall exist until the termination or expiration of the Research Program or for such longer period as necessary to perform the responsibilities assigned to it under this Agreement.

3.7 Expenses. Each Party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the Steering Committee.

4.	COLLABORATIVE RESEARCH PROGRAM.

4.1 Scope of Research Program.

(a) As soon as practicable after the date of this Agreement (but in no event greater than 90 days thereafter), and on each anniversary of the date of this Agreement during the term of the Research Program, the Steering Committee shall prepare and provide to each Party, in form and substance mutually acceptable to each Party, a detailed description of the specific Research Program to be undertaken during the upcoming year, which shall include a reasonably detailed description of the goals and scope of such research, the allocation of responsibilities to the respective Parties and a research plan (an “Annual Research Plan”). While the Parties do not currently anticipate the need for further primary screening of any ICAgen Compounds, if, but only if, the Parties mutually determine, in their sole discretion, that as part of the Research Program, ICAgen shall screen additional ICAgen Compounds (which, in any event, shall not include Molecular Diversity Libraries), then the Steering Committee shall amend the Annual Research Plan for the year(s) during which such screening is to occur to include minimum criteria, acceptable to both Parties, for determination of ICAgen Compounds that constitute Collaboration Compounds. The Steering Committee shall commence preparing each Annual Research Plan (other than the first Annual Research Plan) not later three months prior to each anniversary of this Agreement during such term.

(b) If the Steering Committee fails to agree on an Annual Research Plan: (i) BMS shall nevertheless continue to provide funding to ICAgen for the Research Program in accordance with Section 4.4, and (ii) ICAgen shall nevertheless continue to conduct the Research Program in accordance with the goals and scope of such research as reasonably determined by BMS, provided that such goals and scope shall be within the scope of Field B with respect to BMS Compounds and ICAgen Compounds that are not Excluded area compounds and within the scope of Field A with respect to ICAgen Compounds that are Excluded area compounds, within the scope of the level of funding to be provided by BMS and within the scope of the Research Program conducted to date (or, with respect to the first year of the Research Program, within the scope of this Agreement).

4.2 ICAgen Activities.

(a) As part of the Research Program and pursuant to the Annual Research Plans, ICAgen shall:

(i) screen for identification as Collaboration Compounds up to [**] BMS Compounds per year that are selected by BMS pursuant to clause (i) of Section 4.3; and/or

(ii) continue pre-clinical development of BMS Compounds, ICAgen Compounds and Collaboration Compounds selected by the Steering Committee. Such development may include, without limitation, the characterization, optimization, secondary screening and structural modification of [**] Inhibitors (whether BMS Compounds, ICAgen Compounds, or Collaboration Compounds); and/or

(iii) if so determined by the Parties pursuant to Section 4.1(b), the screening of ICAgen Compounds (other than Molecular Diversity Libraries).

The Steering Committee shall evaluate and, if necessary, adjust the allocation of ICAgen’s efforts among these tasks from time to time, provided that no Annual Research Plan shall require ICAgen to allocate more than the number of full-time equivalent scientists required by ICAgen pursuant to Section 4.5(b) without ICAgen’s consent.

(b) Following any activity conducted by ICAgen pursuant to Section 4.2(a), ICAgen covenants that it shall promptly report to the Steering Committee all results of any screening activity and all BMS Compounds or ICAgen Compounds, as the case may be, that ICAgen identifies as potential Collaboration Compounds.

(c) Promptly after the date of this Agreement, in addition to the data and information ICAgen is obligated to provide to BMS pursuant to Section 6.2 and subject to the time periods provided in Section 6.2, ICAgen will provide to BMS all data and information in its possession or control (provided that, if ICAgen obtained any such data or information from a Third Party, ICAgen has the right to make such data or information available to BMS) relating to the subject of the Research Program, including, without limitation, data and information relating to the screening, optimization, development and medicinal chemistry studies of Collaboration Compounds.

4.3 BMS Activities.

(a) As part of the Research Program and pursuant to the Annual Research Plans, BMS or its Affiliates shall:

(i) if BMS elects to have ICAgen conduct screening as provided in clause (i) of Section 4.2(a), select BMS Compounds for such screening; and/or

(ii) screen for identification as Collaboration Compounds those BMS Compounds selected by BMS; and/or

(iii) undertake any pre-clinical development activities that BMS, in its sole discretion after consultation with the Steering Committee, determines may be necessary for or beneficial to the Research Program.

(b) Following any activity conducted by BMS pursuant to Section 4.3(a), BMS covenants that it shall promptly report to the Steering Committee all BMS Compounds that BMS identifies as potential Collaboration Compounds.

(c) In addition, during the Exclusivity Period BMS shall provide semi-annual reports to the Steering Committee concerning BMS’s and its Affiliates’ activities relating to [**] inhibition that are conducted outside the scope of the Research Program.

4.4 Funding of the Research Program. BMS agrees to provide funding to ICAgen in the amount of $[**] each year during the term of the Research Program. Pursuant to this Section 4.4, BMS shall pay ICAgen an aggregate of $[**], unless the Research Program or this Agreement, as the case may be, is terminated by BMS pursuant to Section 4.11 or 14.2, in which event all payments under this Section 4.4 shall cease. BMS shall make such aggregate payments regardless of the efforts that ICAgen is required to dedicate to the conduct of the Research Program pursuant to this Section 4. Such amount shall be paid in equal quarterly installments in advance on the first day of January, April, July and October of each calendar year. Any payment for a portion of a calendar quarter shall be made on a pro rata basis. The amount owed for the initial period of the Research Program (from the date of this Agreement through December 31, 1997) shall be made on the date of this Agreement (which is the payment due on October 1st). All payments shall be sent via wire transfer to a bank account designated by ICAgen from time to time.

4.5 Conduct of Research Program. During the term of the Research Program, each Party shall:

(a) undertake an interactive, cooperative Research Program with the other Party as set forth in any Annual Research Plan, and such other activities which, from time to time, the Steering Committee decides is necessary for the commercial success of the Research Program;

(b) use all reasonable efforts and proceed diligently to perform the work set out for such Party to perform in the Annual Research Plan, including, without limitation, by using personnel with sufficient skills and experience, together with sufficient equipment and facilities (it being acknowledged that ICAgen shall have no obligation to acquire additional equipment or to expand its facilities in order to perform its obligations under the Research Program), and, with respect to ICAgen, by using its good faith efforts to allocate between [**]and [**]ICAgen scientists per year (measured on a full-time equivalent basis), to carry out ICAgen’s obligations under the Research Program and to accomplish the objectives of the Research Program, with the result that there is an average of [**] ICAgen scientists per year (measured on a full-time equivalent basis) so allocated during the Research Program (it being understood that ICAgen shall not be required to increase the scope of the personnel and other resources that it devotes to the Research Program if the Parties determine pursuant to Section 4.1(a) that ICAgen should screen additional ICAgen Compounds);

(c) conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

(d) within 30 days following the end of each quarter during the term of the Research Program, furnish the other Party with written reports summarizing all activities conducted by such Party under the Research Program during such quarter and, with respect to ICAgen, a statement setting forth the number of scientists at ICAgen who actually worked on the Research Program during the previous quarter (measured on a full-time equivalent basis);

(e) within 30 days following the end of each six-month period during the term of the Research Program and within 30 days following the expiration or termination of the Research Program, furnish the other Party with reasonably detailed, written reports on all activities conducted by such Party under the Research Program during such six-month period or the term of the Research Program, as the case may be;

(f) promptly provide an invention disclosure report to the other Party with respect to any Invention or Joint Invention;

(g) allow representatives of the other Party, upon reasonable notice and during normal business hours, to visit the facilities of such Party where the Research Program is being conducted, and consult informally, during such visits and by telephone, with such Party’s personnel performing work on the Research Program; and

(h) with respect to ICAgen, maintain liability insurance with respect to the work it is performing under the Research Program in such amounts as it customarily maintains with respect to similar research programs, which insurance shall designate BMS as an additional “insured,” and to pay the premiums due thereunder. The terms and conditions of such insurance policy and any and all amendments thereto, as well as the amount insured, shall be submitted for prior approval to BMS, provided that BMS may only disapprove such policy or amendment if it is inconsistent with the terms and conditions customary for such insurance policies of biotechnology companies of similar size and stage of development as ICAgen at that time, and BMS shall receive a copy of any such policy or amendments.

4.6 Records.

(a) ICAgen and BMS each shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under all applicable laws and regulations).

(b) ICAgen and BMS each shall have the right, during normal business hours and upon reasonable notice, and subject to such reasonable procedures as the other Party may require, to inspect and copy all such records of the other Party relating to the Research Program to the extent reasonably required for the performance of its obligations under this Agreement. ICAgen and BMS each shall maintain such records and the information of the other Party contained therein in confidence in accordance with Section 13 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

4.7 Term of Research Program. The term of the Research Program shall commence on the date of this Agreement, and, subject to Sections 4.11 and 14.2, shall continue, except as otherwise provided in this Agreement, for a period of two years after the date of this Agreement. In addition, BMS shall have the right, in its sole discretion, to extend the term of the Research Program for one additional one-year period by sending written notice to such effect to ICAgen at least three months prior to the end of the initial term. In such event, BMS shall be required to continue to provide the level of funding to ICAgen as provided in Section 4.4, and ICAgen shall be required to continue to dedicate efforts to, and proceed diligently with, the Research Program as provided in Section 4.5(b), all subject to the Annual Research Plan approved by the Steering Committee.

4.8 Exclusivity. Unless and until BMS shall have abandoned or determined to abandon the development and commercialization of all Collaboration Compounds as provided in Section 4.12, during the term of the Research Program and, if BMS is developing any ICAgen Compound in the [**] Series or has selected any other Collaboration Compound for pre-clinical development during the term of the Research Program, then if and so long as BMS continues such development following the end of the term of the Research Program, thereafter until the [**] anniversary of the date of this Agreement (the “Exclusivity Period”):

(a) Neither ICAgen nor any of its Affiliates shall engage in any research or drug development activities, either for their own benefit or with, for the benefit of or sponsored by any Third Party, directed to the use of [**] Inhibitors in Field B; provided, however, that in the event that ICAgen is acquired (whether through merger, consolidation, acquisition, directly or indirectly, of stock representing 50% or more of the outstanding voting stock or other of its equity securities, sale of all or substantially all of its assets, or otherwise) by any Third Party, then this Section 4.8(a) shall not prohibit such Third Party from continuing to engage in any research or drug development activities under an existing development program(s) with respect to [**] inhibition either internally or with another Third Party, or thereafter initiating any research or drug development activities under a development program(s) with respect to [**] inhibition internally. In any such event, such Third Party (x) shall have no greater rights with respect to ICAgen Compounds or Collaboration Compounds than those of ICAgen under this Agreement, (y) shall have no right to use any BMS Technology other than as licensed to ICAgen under Section 7.1(b), 4.12 or 14.3(c), and no rights to ICAgen Technology or Joint Inventions to the extent that such rights have been licensed to BMS pursuant to Section 4.11 and 7, and (z) shall segregate such development program(s) from the Research Program and shall take all reasonable precautions to effect such segregation, including without limitation the discrete allocation of personnel, a prohibition against personnel transferring from such development program(s) to the Research Program and vice versa, restrictions on the internal dissemination of data and results and, where practicable, use of distinct laboratory facilities.

(b) Neither BMS nor any of its Affiliates shall engage in any research or drug development activities with, for the benefit of or sponsored by any Third Party, directed to the use of [**] Inhibitors in Field B; provided, however, that this Section 4.8(b) shall not prevent BMS from entering into research and development arrangements with Third Parties that BMS reasonably determines are necessary to develop and commercialize Collaboration Compounds pursuant to this Agreement. Any such arrangements shall include confidentiality and pre-publication review provisions equivalent to those in this Agreement.

For purposes of this Section 4.8, a Collaboration Compound shall have been selected for pre-clinical development where formal assignment of a reasonable level of medicinal chemistry resources has been made with respect to such Collaboration Compound as reflected in the minutes of the BMS Drug Development Committee (or the successor thereto). BMS shall notify ICAgen promptly after making such assignment.

4.9 Material Transfer. In order to facilitate the Research Program, either Party may provide to the other Party certain biological materials or chemical compounds (collectively, “Substances”) owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Program. Except as otherwise provided under this Agreement, all such Substances delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research Program and solely under the control of the other Party, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects. The Substances supplied under this Section 4.9 must be used with prudence and appropriate caution in any experimental work, since not all their characteristics may be known. THE SUBSTANCES ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE SUBSTANCES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

4.10 Liability. Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Research Program, of that Party or its Affiliates, and their respective directors, officers, employees and agents.

4.11 Termination of Research Programs.

(a) In the event that ICAgen fails diligently to proceed with its obligations under the Research Program or otherwise fails to comply with any material obligation under this Section 4, or in the event that any representation or warranty made by it pursuant to Section 2 or Section 6.1 was not correct in any material respect when made and the inaccuracy materially adversely affects the conduct of the Research Program, such shall be deemed a breach of a material obligation of ICAgen pursuant to Section 14.2, and shall entitle BMS to give notice to ICAgen specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if ICAgen does not commence and diligently continue actions to cure such default), BMS shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to terminate this Agreement with respect to the Research Program by giving written notice to take effect immediately upon delivery of such notice. BMS’s right to terminate this Agreement with respect to the Research Program, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

(b) In the event that ICAgen is acquired (whether through merger, consolidation, acquisition, directly or indirectly, of stock representing 50% or more of the outstanding voting stock or other of its equity securities, sale of all or substantially all of its assets, or otherwise) by any Third Party, ICAgen shall give prompt notice of such event to BMS. Within 60 days after receipt of such notice from ICAgen, in the event that such Third Party is, in the good faith determination of BMS, a substantial competitor of BMS in the field of [**] inhibition, BMS shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to terminate this Agreement with respect to the Research Program by giving written notice to take effect immediately upon delivery of such notice.

(c) Upon termination of the Research Program pursuant to Section 4.11(a) or (b), ICAgen shall promptly transfer to BMS copies of all data, reports, records and materials in ICAgen’s possession or control which relate to the Research Program, return to BMS all relevant records and materials in ICAgen’s possession or control containing Confidential Information of BMS to which ICAgen does not retain rights hereunder and furnish to BMS all Substances provided to ICAgen in connection with the Research Program. Thereafter, BMS shall have no further obligation to fund the Research Program. In the event of the termination of the Research Program pursuant to this Section 4.11: (i) BMS shall have a right and license, under the ICAgen Technology and under ICAgen’s interests in any Joint Inventions, to screen BMS Compounds for identification as Collaboration Compounds during the remainder of the original term of the Research Program plus the one extension year provided in Section 4.7 (as if BMS had elected to extend the term of the Research Program for such one-year period) ; (ii) ownership of all INDs, NDAs and other regulatory filings made or filed for any Collaboration Compound or Product shall be transferred solely to BMS; (iii) all licenses granted by BMS to ICAgen under Section 7 shall terminate; and (iv) the exclusivity granted to BMS pursuant to Section 4.8(a) shall continue during the original term of the Research Program plus the one extension year and during the remainder of the Exclusivity Period, if any.

(d) Following termination of the Research Program pursuant to Section 4.11(a): (i) in the event that a Collaboration Compound has received PLP Approval as of the effective date of such termination, then BMS shall be obligated to pay all of the milestones as provided in Sections 8.2 with respect to such Collaboration Compound; and (ii) in the event that a Collaboration Compound has not received PLP Approval as of the effective date of such termination, then BMS shall be obligated to pay [**]% of each of the milestones as provided in Sections 8.2 with respect to such Collaboration Compound. Following termination of the Research Program pursuant to Section 4.11(b), BMS shall be obligated to pay all of the milestones as provided in Sections 8.2. Termination of the Research Program pursuant to this Section 4.11 shall not affect BMS’s obligations to pay royalties as provided in Sections 5, 8 and 9.

(e) Except as provided in this Section 4.11, termination of this Agreement with respect to the Research Program shall not terminate any other rights or obligations of the Parties under this Agreement other than those set forth in this Section 4. The remedy provided in this Section 4.11 shall be in addition to the right of BMS to terminate this Agreement pursuant to Section 14.2, but BMS’s exercise of its rights pursuant to Section 14.2 with respect to a default by ICAgen shall prohibit BMS’s exercise of its rights under this Section 4.11 with respect to such default.

4.12 Determination by BMS to Not Develop Any Products; Effect.

(a) At any time during or after the term of the Research Program, in the event that BMS abandons or makes a determination to abandon the development or commercialization of all Collaboration Compounds throughout the Territory, then BMS shall promptly notify ICAgen to that effect. The Parties acknowledge and agree that if, as of the end of the term of the Research Program, BMS is not developing any ICAgen Compound in the [**] Series and has not selected any other Collaboration Compound for pre-clinical development, BMS shall be deemed to have abandoned the development or commercialization of all Collaboration Compounds throughout the Territory.

(b) Following such notification, ICAgen and its Affiliates shall have the right to develop and commercialize in Field A only those Collaboration Compounds that are ICAgen Compounds and are Excluded area compounds, and in Field B those Collaboration Compounds that are ICAgen Compounds and are not Excluded area compounds, either for their own benefit or with, for the benefit of or sponsored by any Third Party, and BMS shall grant ICAgen an exclusive worldwide right and license (with the right to grant sublicenses) under the BMS Technology to develop, make, have made, use and sell any ICAgen Compound Products consisting of such Collaboration Compounds or containing such Collaboration Compounds as an active ingredient(s) in the applicable Field. In consideration of the improvements made to such Collaboration Compounds by BMS prior to its abandonment of the Research Program, with respect to those Collaboration Compounds for which BMS has initiated Phase I clinical trials prior to such notification, ICAgen shall make milestone payments, and royalty payments with respect to Net Sales, as set forth in Exhibit E.

(c) Following such notification, BMS and its Affiliates shall have the right to develop and commercialize only those Collaboration Compounds that are BMS Compounds in Field B, either for their own benefit or with, for the benefit of or sponsored by any Third Party; provided, however, that the milestone and royalty payments set forth in Section 8 shall apply in the event that any such Collaboration Compound is developed and marketed by BMS pursuant to this Section 4.12(c).

(d) This Section 4.12 shall not be construed as granting ICAgen any rights with respect to any Collaboration Compounds that are BMS Compounds.

(e) Abandonment by BMS pursuant to this Section 4.12 shall be without prejudice to BMS’s funding obligations under Section 4.4 and, if BMS exercises its right to extend the term of the Research Program under Section 4.7, under such Section. Following any such abandonment, ICAgen shall have no further obligation to continue to conduct the Research Program, notwithstanding its right to receive funding therefor as provided in the previous sentence.

(f) Following abandonment by BMS pursuant to this Section 4.12: (i) each Party shall promptly return all relevant records and materials in its possession or control containing the other Party’s Confidential Information and to which the former Party does not retain any rights or license hereunder; (ii) all licenses granted by each Party to the other under Sections 4.11 and 7 shall terminate; (iii) BMS shall transmit to ICAgen all reports, information and data relating to ICAgen Compounds obtained or developed by BMS pursuant to this Agreement, and ICAgen shall transmit to BMS all reports, information and data relating to BMS

Compounds obtained or developed by ICAgen pursuant to this Agreement, within 60 days after notification by BMS pursuant to Section 4.12(a); (iv) all INDs, NDAs and other regulatory filings made or filed for any Collaboration Compound that is an ICAgen Compound or any Product that consists of an ICAgen Compound or contains an ICAgen Compound as an active ingredient shall be transferred solely to ICAgen; and (v) all INDs, NDAs and other regulatory filings made or filed for any Collaboration Compound that is a BMS Compound or any Product that consists of a BMS Compound or contains a BMS Compound as an active ingredient shall be transferred solely to BMS.

(g) In the event that ICAgen develops, makes, has made, uses, sells or has sold any Grant-Back Product, ICAgen shall indemnify BMS therefor as provided in Section 12.2.

5.	DEVELOPMENT AND COMMERCIALIZATION.

5.1 Development Efforts by BMS.

(a) BMS shall use reasonable efforts (including, but not limited to, the conduct of pre-clinical testing and clinical trials, filing for regulatory approvals, diligently pursuing such approvals and, upon the grant of regulatory approval, marketing the Products) to develop and commercialize Collaboration Compounds and Products (i) in Field B, with respect to each Collaboration Compound or Product that is a BMS Compound or a BMS Compound Product, or a Collaboration Compound that is an ICAgen Compound and is not an Excluded area compound, or an ICAgen Compound Product that consists of or contains as an active ingredient an ICAgen Compound and is not an Excluded area compound, and (ii) in Field A, with respect to each Collaboration Compound that is an ICAgen Compound and is an Excluded area compound, or an ICAgen Compound Product that consists of or contains as an active ingredient an ICAgen Compound and is an Excluded area compound. In connection therewith, BMS shall dedicate resources to the development and commercialization of Products consisting of or containing as an active ingredient a Collaboration Compound consistent with the resources that BMS, at all relevant times, would have dedicated to products containing compounds with similar indications and side effects profiles generated from BMS’s own research efforts that BMS decided to develop commercially and market. ICAgen acknowledges that it shall have no right to have input with respect to BMS’s development and commercialization activities under this Section 5.1 except as otherwise specifically provided in Section 4, and that all such activities shall be within the sole and absolute discretion and control of BMS, provided that such activities are consistent with the efforts required under this Section 5.1.

(b) Notwithstanding Section 5.1(a), during the term of the Research Program, BMS shall undertake to develop and commercialize in Field A at least one ICAgen Compound from the [**] Series; provided, however, that BMS shall be excused from such development and commercialization following the Steering Committee’s termination, if any, of the Research Program with respect to the [**] Series due to documentable scientific considerations.

5.2 Ownership of Regulatory Filings. All INDs, NDAs and other regulatory filings made or filed by BMS for any Collaboration Compound or Product shall be owned solely by BMS.

5.3 Reporting.

(a) BMS shall provide to ICAgen copies of BMS’s quarterly Project Status Summary reports on the status (including the status of regulatory approvals) of any Collaboration Compound then in development as and when prepared by BMS. All such reports by BMS shall be treated as Confidential Information of BMS and shall be subject to the restrictions imposed under Section 13. In addition, BMS shall provide ICAgen with copies of adverse drug reaction reports with respect to Collaboration Compounds as such reports are filed with the FDA.

(b) Following the acquisition of ICAgen (whether through merger, consolidation, acquisition, directly or indirectly, of stock representing 50% or more of the outstanding voting stock or other of its equity securities, sale of all or substantially all of its assets, or otherwise) by any Third Party that, in the good faith determination of BMS, is a substantial competitor of BMS, BMS shall not be required to include in any report furnished by BMS pursuant to this Agreement any information that BMS, acting in good faith, determines to be competitively sensitive or enabling information.

5.4 Sublicensing by BMS.

(a) BMS shall have the right to grant sublicenses and/or sub-sublicenses to any of its Affiliates (under Section 4 and/or Section 5) or its Sublicensees (under Section 5 only) of the licenses and/or sublicenses granted to BMS hereunder for purposes of such Affiliates’ or Sublicensees’ performance of BMS’s obligations under such sections, provided that: (i) BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of milestones achieved with respect to any Collaboration Compound and sales of any Products by its Affiliates or Sublicensees and their compliance with all applicable terms of this Agreement; and (ii) each Affiliate or Sublicensee agrees in writing to keep books and records and permit ICAgen to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement (including, without limitation, those set forth in Sections 5.1, 5.3 and 13 of this Agreement). BMS shall promptly provide ICAgen with notice of any sublicense granted pursuant to this Section 5.4, and provide a copy of the sublicense to ICAgen upon ICAgen’s request. Any sublicense granted by BMS (or a Sublicensee of BMS) must contain provisions substantially identical to this Section 5.4 and Section 6.3.

(b) Notwithstanding any provision of this Agreement to the contrary, sublicensing or sub-sublicensing by BMS in accordance with Section 5.4(a) shall not constitute an abandonment of all Collaboration Compounds by BMS under Section 4.12.

(c) BMS hereby unconditionally guarantees the performance of any of its Affiliates and its Sublicensees hereunder. In the event of a breach by an Affiliate or Sublicensee in the observance of applicable terms of this Agreement, ICAgen shall be entitled to proceed against either such Affiliate or Sublicensee or directly against BMS, as ICAgen may determine in its sole discretion, to enforce this Agreement.

6.	LILLY AGREEMENT.

6.1 Representations and Warranties of ICAgen. ICAgen represents and warrants to BMS, as of the date of this Agreement, that:

(a) The Lilly Agreement is in full force and effect and has not been modified or amended;

(b) To the best of ICAgen’s knowledge, neither Lilly nor ICAgen is in default of a material obligation under, and neither party claims or has grounds upon which to claim the other party is in default of a material obligation under, the Lilly Agreement;

(c) To the best of ICAgen’s knowledge, the rights that Lilly has licensed to ICAgen pursuant to the Lilly Agreement were not and are not subject to any restrictions or limitations except as set forth in the Lilly Agreement;

(d) ICAgen has declared as Excluded area compounds all of the ICAgen Compounds derived from the Molecular Diversity Libraries that ICAgen contemplates including in the Research Program, including without limitation all of the ICAgen Compounds in the [**] Series and the [**] Series, and ICAgen has not identified any other compounds to which ICAgen has access under the Lilly Agreement as an [**] Inhibitor;

(e) ICAgen has not allowed to lapse any of its rights under the Lilly Agreement to obtain exclusive rights to any Excluded area compound that is an ICAgen Compound, and no such rights have lapsed or otherwise expired or been terminated; and

(f) The license granted to ICAgen under Section 6.3 of the Lilly Agreement with respect to each ICAgen Compound that is an Excluded area compound has not terminated.

6.2 ICAgen Obligations. ICAgen agrees that:

(a) Promptly after the date of this Agreement, ICAgen will provide to BMS all data and information in its possession or control relating to the [**] Series;

(b) As soon as possible after the date of this Agreement but not later than 45 days thereafter, ICAgen will amend Exhibit A to include the chemical structures of all of the Collaboration Compounds listed thereon other than those in the [**] Series;

(c) As soon as possible after the date of this Agreement but not later than 60 days thereafter, ICAgen will amend Exhibit A to include the chemical structures of all of the Collaboration Compounds in the [**] Series;

(d) ICAgen will use reasonably diligent efforts to fulfill all of its material obligations under the Lilly Agreement, to the extent such obligations have not been delegated to BMS and to the extent that failure to do so would adversely affect BMS;

(e) ICAgen shall not enter into any subsequent agreement with Lilly which modifies or amends the Lilly Agreement in a way which adversely affects the rights of BMS under this Agreement;

(f) ICAgen shall not terminate the Lilly Agreement in its entirety, or any part thereof the termination of which would adversely affect BMS (including, without limitation, the license granted to ICAgen pursuant to Section 6.3 thereof with respect to an ICAgen Compound that is an Excluded area compound), directly or indirectly, without the prior written consent of BMS, which shall not be unreasonably withheld in the event that Lilly is in default of a material obligation under the terms thereof at the time ICAgen seeks to make such exercise;

(g) ICAgen shall promptly furnish BMS with copies of all reports it receives from Lilly which relate to the subject of this Agreement;

(h) ICAgen shall promptly furnish BMS with copies of all reports that ICAgen furnishes to Lilly which relate to the subject of this Agreement;

(i) ICAgen shall furnish to BMS copies of all notices received by ICAgen relating to any alleged breach or default of any material obligation by ICAgen under the Lilly Agreement within three business days after ICAgen’s receipt thereof and, provided that ICAgen cannot or chooses not to cure or otherwise resolve any such alleged breach or default, ICAgen shall allow BMS, in BMS’s sole discretion reasonably exercised, to cure or otherwise resolve any such alleged breach or default if necessary to preserve BMS’s rights under this Agreement; and

(j) With respect to any Collaboration Compound that is an Excluded area compound and any Product that consists of or contains as an active ingredient any such Collaboration Compound, (i) ICAgen shall hold discussions with BMS, and give due regard to BMS’s positions, in connection with any consultation between ICAgen and Lilly pursuant to Article VIII of the Lilly Agreement, and (ii) in the event that ICAgen shall have the right to act under Article VIII of the Lilly Agreement, the taking of any such action shall be governed by Section 11 of this Agreement.

6.3 Lilly Rights Upon Termination. In the event that the rights granted to ICAgen under the Lilly Agreement are terminated pursuant to the terms thereof, then with respect to Excluded area compound[**] and Products that consist of or contain as an active ingredient Collaboration Compounds that are Excluded area compound[**], Lilly shall have the right to enforce the obligations of BMS under this Agreement, and to receive all payments due from BMS hereunder, but in no event shall Lilly be responsible for any representations, warranties or obligations of ICAgen hereunder.

7.	GRANT OF LICENSES.

7.1 Research Licenses.

(a) ICAgen hereby grants to BMS, during the term of the Research Program, the exclusive, except as to ICAgen, paid-up, world-wide license, with the right to grant sublicenses in accordance with the terms of this Agreement, under the ICAgen Technology and

Joint Inventions, to conduct the Research Program and to make and use ICAgen Compounds in connection with the Research Program in accordance with the terms of this Agreement.

(b) BMS hereby grants to ICAgen, during the term of the Research Program, the exclusive, except as to BMS, paid-up, world-wide license, under the BMS Technology and Joint Inventions, to conduct the Research Program and to make and use BMS Compounds in connection with the Research Program in accordance with the terms of this Agreement.

7.2 Commercialization Licenses. ICAgen hereby grants to BMS an exclusive (even as to ICAgen), world-wide, royalty-bearing license throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under ICAgen Technology and Joint Inventions, to develop, make, have made, use, market and sell (i) in Field B, BMS Compound Products and ICAgen Compound Products that consist of or contain as an active ingredient an ICAgen Compound and are not Excluded area compounds, and (ii) in Field A, ICAgen Compound Products that consist of or contain as an active ingredient an ICAgen Compound and are Excluded area compounds.

7.3 Sublicense Under Lilly Agreement. ICAgen hereby grants to BMS an exclusive (even as to ICAgen) sublicense, with the right to grant sublicenses, under the Lilly Patent Rights and the Lilly Know-How (as each of such terms is defined in the Lilly Agreement), to make, have made, use, sell and have sold any ICAgen Compound Product consisting of, containing or manufactured from an Excluded area compound in Field A.

7.4 Rights of First Negotiation and Refusal. With respect to any ICAgen Compounds (other than Excluded area compound[**]) which are identified as part of the Research Program as having [**], each Party shall advise the other Party of any such activity it discovers and supply all information and data related thereto to such other Party. If and when either Party determines that it is interested in entering into any research and/or development, licensing, marketing or other similar business arrangement which includes any such ICAgen Compound for exploitation in the Territory (a “[**] Negotiation”), ICAgen hereby grants to BMS rights of first negotiation/offer and refusal to enter into such [**]Negotiation with ICAgen for such business arrangement, as follows:

(a) Such Party shall give written notice to the other Party of its interest in entering into such [**] Negotiation for such business arrangement. Promptly upon receipt of such notice, and in any event within [**] after receipt of such notice, or together with such notice (as the case may be) ICAgen will provide all material additional information in its possession, if any, regarding such ICAgen Compound for such [**] Negotiation, including any potential activity identified as of the date of such notice (in addition to the information provided pursuant to the first sentence of this Section 7.4), which is reasonably necessary for BMS to make an informed decision regarding such arrangement, including, without limitation, the commercial terms upon which ICAgen is interested in entering into such business arrangement. BMS shall have [**] after receipt of such notice and/or information to decide whether or not it wishes to pursue such [**] Negotiation. During such period, ICAgen shall provide BMS with all additional material information and data in its possession reasonably requested by BMS which is relevant to BMS’s considerations.

(b) In the event that BMS declines to enter into negotiations or does not reply to ICAgen’s notice and/or information within such [**] period, ICAgen shall be free, for a period of [**] thereafter, to negotiate a business arrangement with a Third Party therefor as provided in Section 7.4(d) below.

(c) In the event that BMS notifies ICAgen that it is interested in pursuing such [**] Negotiations within such [**] period, then for an additional [**] period, ICAgen shall conduct good faith negotiations on an exclusive basis with BMS to determine whether the Parties can reach a mutually satisfactory arrangement. At the end of [**] of such [**] period, if the Parties have not reached an agreement at such time, BMS shall give ICAgen a written notice setting forth the minimum terms BMS will agree to for such arrangement (the “Minimum Terms”). ICAgen shall then have [**] days to accept or reject the Minimum Terms. If ICAgen rejects the Minimum Terms or does not reply to BMS’s notice within the [**] day period, ICAgen shall be free to negotiate such an arrangement with a Third Party as provided in Section 7.4(d) below. If ICAgen accepts the Minimum Terms, then the Parties shall negotiate on an exclusive basis to conclude an agreement incorporating such Minimum Terms for an additional [**] period.

(d) In the event that the Parties fail to negotiate a written agreement as provided in Section 7.4(b) or 7.4(c), ICAgen shall be free, for a period of [**] thereafter, to offer such business arrangement to a Third Party on terms not materially more favorable to such Third Party in the aggregate than the commercial terms contained in ICAgen’s notice and/or information or the Minimum Terms, as the case may be. In the event that ICAgen wishes to enter into such an arrangement on materially more favorable terms in the aggregate to the Third Party than the foregoing, then ICAgen shall first reoffer such business arrangement to BMS on substantially the same terms as those offered to such Third Party. BMS shall then have [**] to advise ICAgen of its interest in such terms. In the event that BMS expresses interest in such terms, then the Parties shall conduct exclusive negotiations and conclude an agreement incorporating such terms within [**] thereafter.

(e) In the event additional material new findings not yet presented to BMS are developed during the [**] period provided in clause (b) or (d) above, and provided that ICAgen has not already concluded any such business arrangement with a Third Party with respect to such ICAgen Compound, and: (i) if ICAgen is not conducting negotiations with any Third Party therefor, then ICAgen shall give BMS the opportunity to review such additional data and to reconsider its interest in any [**] Negotiation previously declined by BMS with respect to such ICAgen Compound pursuant to the [**] period provided in clause (a) (and the subsequent procedures, if any, of the other relevant provisions of Section 7.4); or (ii) if ICAgen is conducting negotiations with any Third Party therefor, then ICAgen shall give BMS the opportunity to review such additional data and the terms upon which ICAgen has offered such business arrangement to such Third Party, and to reconsider its interest in any [**] Negotiation previously declined by BMS with respect to such ICAgen Compound pursuant to the [**] period provided in clause (d) (and the subsequent procedures, if any, of clause (d)). ICAgen shall not subject itself to any restrictions during negotiations with Third Parties which would prohibit it from offering such additional data to BMS.

(f) Notwithstanding the foregoing, ICAgen shall not be required to comply with this Section 7.4 if and to the extent that prior to the identification of any ICAgen Compound of the nature specified in the first sentence of this Section 7.4, ICAgen shall have entered into any agreement with a Third Party that conflicts or is inconsistent with this Section 7.4; provided, however, that no such agreement with a Third Party shall grant such Third Party any right in or license to any such ICAgen Compound.

(g) The rights and obligations of the Parties under this Section 7.4 shall expire on the [**]anniversary of the end of the Research Program; provided, however, that such rights and obligations shall continue for the periods provided in this Section 7.4 if either Party provides notice to the other Party of its interest in entering into any [**] Negotiation, pursuant to the first sentence of Section 7.4(a), prior to such date.

8.	LICENSE FEE; MILESTONE PAYMENTS AND ROYALTIES.

8.1 License Fee by BMS. In partial consideration of the rights and licenses granted by ICAgen to BMS under this Agreement, BMS shall pay ICAgen a license fee of $[**] upon the execution of this Agreement by both Parties.

8.2 Development Milestone Payments by BMS.

(a) In partial consideration of the rights and licenses granted by ICAgen to BMS under this Agreement, BMS shall pay ICAgen the following milestone payments upon the occurrence of each event set forth below with respect to each Collaboration Compound or Product, whether achieved by BMS or its Affiliates or its Sublicensees:

(i) $[**] upon commencement of [**]$[**] upon commencement of [**]$[**] upon [**];

(ii) $[**] upon [**];

(iii) $[**] upon [**]; and

(iv) $[**] upon [**].

Each of the foregoing milestones shall be paid within [**] days after achievement of such milestone.

(b) In the event that development of any Collaboration Compound (an “Original Compound”) terminates and, at the time of such termination, BMS is engaged in active clinical development of any other Collaboration Compound (a “Replacement Compound”) for which the primary indication is substantially the same as the primary indication for which the Original Compound was being developed, then BMS shall be entitled to a credit against milestone payments due with respect to the Replacement Compound in the amount equal to all milestone payments actually paid with respect to the Original Compound prior to termination of development thereof.

8.3 Royalties. In partial consideration of the rights and licenses granted by ICAgen to BMS under this Agreement, during the Royalty Term, BMS shall pay to ICAgen a royalty on Net Sales of each Product commencing, country-by-country, on the First Commercial Sale of such Product by BMS or its Affiliates or its Sublicensees in such country, in an amount equal to the following percentages of the specified portions of the aggregate annual Net Sales of such Product by BMS, its Affiliates and its Sublicensees throughout the Territory:

On Calendar Year Net Sales of Each Product	Royalty Rate
Up to $[**]	[	**]%
Over $[**]	[	**]%

In calculating the royalty due under this Section 8.3 with respect to Net Sales of each Product during any period of less than a calendar year, the foregoing thresholds for a calendar year Net Sales shall be pro rated in accordance with the duration of such period.

8.4 Third Party Royalties. BMS, at its sole expense, shall pay all royalties owing to any Third Party that BMS determines, in its reasonable business judgment, are necessary in order to exercise BMS’s rights hereunder to develop, make, have made, use or sell any Product; provided, however, that BMS shall be entitled to a credit against royalties due to ICAgen under this Agreement in each calendar quarter in an amount equal to [**]%, with respect to Products that consist of or contain as an active ingredient a Collaboration Compound that is an Excluded area compound, or [**]%, with respect to all other Products, of such payments for such calendar quarter, but in no event shall the royalties due under this Agreement with respect to any Product be reduced by more than[**]%, with respect to Products that consist of or contain as an active ingredient a Collaboration Compound that is an Excluded area compound, or [**]%, with respect to all other Products, of the royalties otherwise payable under this Agreement during any calendar quarter.

8.5 Obligation to Pay Royalties. The obligation to pay royalties to ICAgen under this Section 8 is imposed only once with respect to the same unit of Product regardless of the number of Product Patents pertaining thereto. BMS shall only be entitled to a credit against royalties or a reduction of the royalty rate once with respect to any Product in any country pursuant to any provision in this Agreement. There shall be no obligation to pay royalties to ICAgen under this Section 8 on sales of Products among BMS and its Affiliates and its Sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by BMS, its Affiliates or its Sublicensees to unrelated Third Parties.

9.	PAYMENTS AND REPORTS.

9.1 Payment. Except as otherwise provided in this Agreement, all royalty and other payments due hereunder shall be paid quarterly within 60 days of the end of each calendar quarter. Each such payment shall be accompanied by a statement, Product-by-product and country-by-country, of the amount of Net Sales and Third Party Payments during such quarter and the amount of royalties due on such Net Sales or Third Party Payments.

9.2 Mode of Payment. BMS shall make all payments required under this Agreement as directed by ICAgen from time to time in United States Dollars. The royalty payments due shall be calculated at BMS’s customary internal corporate monthly exchange rates for the last month of the calendar quarter for which remittance is made for royalties. For each month and each currency, BMS’s customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from (i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately preceding business day); each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as furnished by BMS’s local Affiliates.

9.3 Records Retention. BMS and its Affiliates and its Sublicensees shall keep complete and accurate records pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales or Third Party Payments are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit ICAgen to confirm the accuracy of royalty payments due hereunder.

9.4 Audit Request. At the request and expense (except as provided below) of ICAgen, BMS and its Affiliates and its Sublicensees shall permit an independent, certified public accountant appointed by ICAgen, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales or Third Party Payments in the possession or control of BMS or its Affiliates or its Sublicensees, for a period of three years after such royalties have accrued. Results of any such examination shall be made available to both Parties. ICAgen shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS or its Affiliates or its Sublicensees, it is shown that BMS’s royalty payments under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 45 days after ICAgen’s demand therefor. Furthermore, if the royalty payments were less than the amount which should have been paid by an amount in excess of 5% of the royalty payments actually made during the period in question, BMS shall also reimburse ICAgen for the cost of such inspection.

9.5 Taxes. In the event that BMS is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to ICAgen due to the laws of such country, such amount shall be deducted from the royalty or other payment to be made by BMS, and BMS shall notify ICAgen and promptly furnish ICAgen with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

9.6 Blocked Currency. In each country where the local currency is blocked by applicable law and cannot be removed from such country, royalties accrued in that country shall be paid to ICAgen in such country in local currency by deposit in a local bank designated by ICAgen.

9.7 Interest on Late Payments. BMS shall pay interest on any payment under this Agreement that is not made by the date due hereunder at a rate equal to the prime rate plus 3%, compounded monthly, obtained from The Wall Street Journal, Eastern U.S. edition, on the business day next preceding the date such payment was due, from such date until payment in full has been made.

10.	OWNERSHIP; PATENTS.

10.1 Ownership of Compounds. Notwithstanding anything in this Agreement to the contrary: (i) all right, title and interest in and to all BMS Compounds shall be owned solely by BMS, subject to any rights or licenses granted to ICAgen with respect to any such BMS Compound under this Agreement, and (ii) all right, title and interest in all ICAgen Compounds shall be owned or controlled solely by ICAgen or its licensors, subject to any rights or licenses granted to BMS with respect to any such ICAgen Compound under this Agreement.

10.2 Ownership of Inventions. Except as otherwise provided in this Agreement, the entire right and title in all Inventions, and any patent applications or patents based thereon, made solely by employees or others acting on behalf of ICAgen shall be owned solely by ICAgen, and made solely by employees or others acting on behalf of BMS shall be owned solely by BMS. The cost for such patent applications and patent maintenance shall be borne by the respective Party that owns such Invention, except as provided in Section 10.4.

10.3 Joint Inventions. The Parties recognize that, as a result of the collaboration between BMS and ICAgen during the conduct of the Research Program hereunder, certain Inventions may be deemed to be Joint Inventions. Except as otherwise provided in this Agreement, in such event, the Parties shall jointly own patents, inventor’s certificates and applications therefor covering any such Joint Invention. The cost for such patent applications and patent maintenance shall be borne by BMS.

10.4 Patent Filing, Maintenance and Prosecution.

(a) The Party that solely owns or controls a Collaboration Compound or an [**] Invention shall have the right, in its sole discretion, to determine whether to file for patent protection in the United States, to determine the strategies for filing and prosecuting such Patents and to determine whether to maintain such Patents. In the event that the sole owning or controlling Party determines not to file, or abandons the prosecution or maintenance of, any such Patents in the United States on any such Collaboration Compound or [**] Invention, such Party shall give the other Party notice thereof at least 60 days’ prior to the date on which such other Party is required by law to make a filing in order to preserve rights to patent protection in the United States, and the other Party shall have the right to do so, [**], in the name of the owning or controlling Party. In the case of [**] Inventions that are Joint Inventions, BMS shall have the first right to file, prosecute and maintain Patents relating thereto, [**], in the joint names of the Parties. In the event that BMS determines not to file, or abandons the prosecution or maintenance of any such Patents on any such Joint Invention, BMS shall give ICAgen at least 30 days’ prior notice thereof (but, in any event, such notice shall be given at least 60 days’ prior to the date on which ICAgen is required by law to make a filing in order to preserve rights to patent protection in the applicable country), and ICAgen shall have the right to do so, [**], in the joint names of the Parties.

(b) If BMS holds license rights thereto, the filing, prosecution and maintenance of all Patents outside the United States with respect to Collaboration Compounds and [**] Inventions for which patent protection is being sought or has been obtained in the United States shall be done, at BMS’s expense, through BMS’s patent management and affiliates system. In the event that BMS determines not to file, or abandons the prosecution or maintenance of any such Patents, BMS shall give ICAgen at least 30 days’ prior notice thereof (but, in any event, such notice shall be given at least 60 days’ prior to the date on which ICAgen is required by law to make a filing in order to preserve rights to patent protection in the applicable country), and ICAgen shall have the right, but not the obligation, to assume the filing, prosecution or maintenance of such Patents [**].

(c) Except as provided in Sections 10.4(a) and 10.4(b), the Party that solely owns or controls an Invention shall have the right, in its sole discretion, to determine whether to file for patent protection in the Territory, to determine the strategies for filing and prosecuting such Patents and to determine whether to maintain such Patents. In the event that the sole owning or controlling Party determines not to file, or abandons the prosecution or maintenance of any such Patents in any country in the Territory on any such Invention, such Party shall give the other Party notice thereof at least 60 days’ prior to the date on which such other Party is required by law to make a filing in order to preserve rights to patent protection in the applicable country, and the other Party shall have the right to do so, [**], in the name of the owning or controlling Party. Except as provided in Sections 10.4(a) and 10.4(b), in the case of Joint Inventions, BMS shall have the first right to file, prosecute and maintain patent applications relating thereto, [**], in the joint names of the Parties. In the event that BMS determines not to file, or abandons the prosecution or maintenance of any such Patents on any such Joint Invention, BMS shall give ICAgen at least 30 days’ prior notice thereof (but, in any event, such notice shall be given at least 60 days’ prior to the date on which the other Party is required by law to make a filing in order to preserve rights to patent protection in the applicable country), and ICAgen shall have the right to do so, [**], in the joint names of the Parties.

(d) With respect to the filing, prosecution and maintenance of any Patent pursuant to this Section 10.4, the filing Party shall keep the other Party informed of its decisions and actions in this regard by providing a report thereof to the Steering Committee. Further, in connection with any such filing, prosecution or maintenance by either Party, such Party shall consult with the other Party and in good faith consider and give due respect to such other Party’s position with respect thereto. In the event that the sole owning or controlling Party elects not to file for patent protection or prosecute or maintain such Patents and the other Party elects to do so, such owning or controlling Party shall cooperate with the other Party in such filing, prosecution or maintenance.

(e) Notwithstanding anything to the contrary in this Section 10.4, in the event that any Collaboration Compound is an Excluded area compound which is owned jointly by Lilly and ICAgen, the rights and obligations of the Parties with respect thereto shall be subject to Lilly’s right to participate in the filing and prosecution of patent applications therefor and maintenance of any resulting patents, including without limitation Lilly’s right to use in-house counsel, pursuant to Section 4.3 of the Lilly Agreement.

11.	PATENT ENFORCEMENT AND INFRINGEMENT.

11.1 Patent Enforcement.

(a) Each Party shall notify the other promptly after such Party becomes aware of any alleged infringement of any Product Patent in any country in the Territory. With respect to any alleged infringement solely involving a Valid Claim(s) of any Product Patents with respect to which BMS then holds a license under this Agreement, subject to the rights of Lilly under Section 8.2 of the Lilly Agreement, if any, and subject to the provisions of Section 11.1(b), BMS shall have the first right, but not the duty, to institute patent infringement actions against Third Parties. If BMS does not institute an infringement proceeding against an offending Third Party within 90 days after becoming aware or receiving notice of any alleged infringement, then ICAgen shall have the right, but not the duty, to institute such an action.

(b) With respect to any alleged infringement relating to an Excluded area compound or a Product consisting of an Excluded area compound or containing an Excluded area compound as an active ingredient, unless the Parties otherwise agree, BMS and ICAgen shall cooperate in instituting and maintaining such action. BMS shall bear [**]% of the costs and expenses of any action instituted pursuant to this Section 11.1(b) (including reasonable fees of attorneys and other professionals), and ICAgen shall bear [**]% of such costs and expenses. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the Parties to jointly institute and prosecute such infringement actions. Any settlement of any such action shall be subject to the rights of Lilly under Section 8.2 of the Lilly Agreement, if any. In any event, neither Party shall enter into a settlement with respect to any such action without the prior consent of both Parties, which will not be unreasonably withheld. Any award or compensation (including the fair market value of nonmonetary compensation) paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied as follows: (i) first, to reimbursement of the Parties, on a pro rata basis, for all expenses incurred by each in connection with such action, and (ii) second, any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen, except that with respect to Grant-Back Compounds and Grant-Back Products, any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen.

(c) With respect to any alleged infringements other than as described in Section 11.1(a) or (b), the Parties shall determine how they should proceed with respect to such alleged infringement at such time, subject to the rights of Lilly under Section 8.2 of the Lilly Agreement, if any. If the Parties cannot agree as to how to proceed, the matter shall be resolved pursuant to the arbitration provision set forth in Section 16.14.

(d) Except as otherwise provided in Section 11.1(b), the costs and expenses of any action instituted pursuant to this Section 11.1 (including reasonable fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions (if such other Party has the right to institute and prosecute such infringement actions pursuant to this Section 11.1). Any settlement of any such action shall be subject to the rights of Lilly under Section 8.2 of the Lilly Agreement, if any. Except as otherwise provided in Section 11.1(b), any award or compensation (including the fair market value of non-monetary compensation) paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied as follows: (i) first, to reimbursement of the Parties, on a pro rata basis, for all expenses incurred by each in connection with such action, and (ii) second, any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen, except that with respect to Grant-Back Compounds and Grant-Back Products, any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen.

11.2 Infringement Actions by Third Parties.

(a) Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any patents belonging to Third Parties which is threatened, made or brought against either Party by reason of either Party’s performance under the Research Program or manufacture, use or sale of any Products in the Territory.

(b) In the event that an action for infringement is commenced solely against a Party, its Affiliates or its Sublicensees and such action is not covered by a right of indemnification under clause (iii) of Section 12.1 or Section 12.2(a)(iii), as applicable, such Party shall defend such action at its own expense, and the other Party hereby agrees to assist and cooperate with such Party, at its own expense, to the extent necessary in the defense of such suit. In the event that such action involves an Excluded area compound and such Party does not defend such action, Lilly shall have the right to defend such action pursuant to Section 8.1 of the Lilly Agreement. The defending Party shall have the right to settle the suit or consent to an adverse judgment thereto, subject to the rights of Lilly under Section 8.1 of the Lilly Agreement, if any, and the consent of the other Party shall not be required unless such settlement or consent: (A) imposes any obligation on such other Party, or (B) materially impairs such other Party’s rights in or to any Patent, or any process, compound or composition of matter, that has utility outside the field of [**] inhibition, or (C) in the event that such action involves an Excluded area compound or a Product consisting of an Excluded area compound or containing an Excluded area compound as an active ingredient, provides for the payment of any damages, settlement payments or awards to the defending Party (i.e., as a result of a counterclaim), in which event such other Party’s consent shall not be unreasonably withheld. During the pendency of such action, all royalties due hereunder shall continue to be paid by the defending Party. The defending Party shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by such Party with such Third Party, subject to the provisions of Section 8.4 with respect to future royalties. Any and all damages, settlement payments and awards (including the fair market value of non-monetary consideration) received by the defending Party as a result thereof (i.e., as a result of a counterclaim) shall be applied as follows: (i) first, for reimbursement of the Parties, on a pro rata basis, for all expenses incurred by each in connection with such action, and (ii) second, any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen, except that with respect to Grant-Back Compounds and Grant-Back Products, any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen; provided, however, in the event that such action involves an Excluded area compound or a Product consisting of an Excluded area compound or containing an Excluded area compound as an active ingredient, then any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen, and with respect to Grant-Back Compounds and Grant-Back Products, any remaining balance shall be allocated [**]% to BMS and [**]% to ICAgen.

(c) If such action is commenced against both Parties or their Affiliates or Sublicensees jointly and such action is not covered by a right of indemnification under clause (iii) of Section 12.1 or Section 12.2(a)(iii), the Parties shall enter into a joint defense strategy agreement which will set forth how the Parties intend to proceed, who will be selected as counsel and what the allocation of costs and damages will be between the Parties, subject to any rights of Lilly under the Lilly Agreement that are applicable thereto. If the Parties cannot agree on such a joint defense strategy, the matter shall be resolved pursuant to the arbitration provision set forth in Section 16.14.

12.	INDEMNIFICATION.

12.1 By BMS. BMS shall indemnify and hold ICAgen, its Affiliates and its Sublicensees, if any, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

(i) negligence, recklessness or wrongful intentional acts or omissions of BMS, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the work performed by BMS under the Research Program;

(ii) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of the manufacture, use, distribution or sale of any Collaboration Compound or Product by BMS, its Affiliates or its Sublicensees due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, BMS, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of ICAgen, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents; or

(iii) any breach of any representation or warranty made by BMS pursuant to Section 2.1.

12.2 By ICAgen.

(a) ICAgen shall indemnify and hold BMS, its Affiliates and its Sublicensees, if any, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

(i) negligence, recklessness or wrongful intentional acts or omissions of ICAgen, its Affiliates or its Sublicensees, if any, and their respective directors, officers,

employees and agents, in connection with the work performed by ICAgen under the Research Program;

(ii) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of the manufacture, use, distribution or sale of any Collaboration Compound or Product by ICAgen, its Affiliates or its Sublicensees due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, ICAgen, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of BMS, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents; or

(iii) any breach of any representation or warranty made by ICAgen pursuant to Section 2 or Section 6.1.

(b) In the event that ICAgen develops, makes, has made, uses, sells or has sold any Grant-Back Product pursuant to rights under Section 4.12, or in the event that ICAgen develops, makes, has made, uses, sells or has sold any ICAgen Compound or ICAgen Compound Product pursuant to Section 14.3(c), ICAgen, including any successor to ICAgen, shall, and/or shall obligate its sublicensees to, indemnify BMS with respect thereto as provided in Section 12.2(a).

12.3 Notice. In the event that either Party is seeking indemnification under Section 12.1 or Section 12.2, such Party shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the indemnified Party)            , and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

13.	PUBLICATION; CONFIDENTIALITY.

13.1 Publication.

(a) Both Parties recognize that each may wish to publish the results of their work relating to the Research Program. However, both Parties also recognize the importance of acquiring patent protection on inventions prior to publication. Consequently, neither Party shall publish or present the results of the Research Program with respect to any Collaboration Compound or of development studies carried out thereon until after the commencement of Phase II clinical development with respect thereto; provided, however, with respect to any Collaboration Compound for which development has been discontinued prior to Phase II clinical development, the Steering Committee shall have the right to permit publications relating thereto, subject to the provisions of this Section 13.1. Thereafter, subject to the restrictions provided below, either Party may publish or present the results of the Research Program or of development studies carried out on such Collaboration Compound, subject to the prior review by the Steering Committee for patentability and protection of Confidential Information. Each Party shall provide to the Steering Committee the opportunity to review any proposed abstracts, manuscripts or summaries of presentations which cover the results of the Research Program or of any clinical development of such Collaboration Compound. The Steering Committee shall respond in writing promptly and in no event later than 30 days after its receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the Steering Committee is given a reasonable period of time (not to exceed 90 days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. This Section 13.1(a) shall cease to apply with respect to any Collaboration Compound upon the commercial launch of a Product consisting of such Collaboration Compound or containing such Collaboration Compound as an active ingredient.

(b) Each Party also agrees to delete from any such proposed publication any technical or scientific Confidential Information of the other Party that relates to the Research Program upon such other Party’s reasonable request. In addition, ICAgen agrees to delete from any such proposed publication any Confidential Information of BMS, upon BMS’s reasonable request.

(c) In any publication permitted under this Section 13.1, each Party shall acknowledge its collaboration with the other Party under this Agreement.

(d) Nothing in Section 13 shall prevent ICAgen: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose nonpublic technical or scientific Confidential Information; or (ii) from issuing statements that ICAgen determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by ICAgen are traded); provided that, to the extent practicable under the circumstances, ICAgen shall provide BMS with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford BMS a reasonable opportunity to review and comment upon the proposed text.

13.2 Confidentiality; Exceptions.

(a) Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of the Research Program and for [**] years thereafter the receiving Party, its Affiliates and its Sublicensees, if any, shall use their best efforts to keep, and to ensure that their officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except that each Party may use without restriction information developed in the Research Program that is of general utility outside [**] inhibition) both the financial terms of this Agreement and any information furnished to it by the other Party, its Affiliates or its Sublicensees, if any, or developed under or in connection with the Research Program pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default by the receiving Party with respect to its confidentiality obligations hereunder; (ii) was already known to the recipient as evidenced by prior written documents in its possession; (iii) is disclosed to the recipient by a Third Party who is not in default of any confidentiality obligation to the disclosing Party; or (iv) is independently developed by or for the receiving Party without reference to or reliance upon the information furnished by the other Party (“Confidential Information”).

(b) Further, ICAgen shall treat all ICAgen Technology that both: (i) relates solely to [**] inhibition, and (ii) is or reasonably may be necessary or useful to make, use or develop Products, as if it were Confidential Information of BMS for the period of time stated in Section 13.2(a).

13.3 Exclusions to Confidentiality. The restrictions contained in Section 13.2 shall not apply to Confidential Information that (i) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for a Product, provided that reasonable measures shall be taken to assure confidential treatment of such information, if practicable; (ii) is provided by the recipient to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and sublicensing or potential sublicensing; (iii) is contained in any report submitted to ICAgen by BMS pursuant to this Agreement, to the extent that ICAgen is required to disclose such Confidential Information to any licensor(s) of technology or compositions of matter that are employed in the Research Program, provided that all competitively sensitive or enabling Confidential Information of BMS shall be redacted from all such disclosures and ICAgen shall be required to obtain BMS’s written approval, in advance, of the content of all such disclosures; or (iv) is otherwise required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, Nasdaq or stock exchange disclosure requirements) or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications or otherwise, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

13.4 Injunctive Relief. The Parties acknowledge that money damages alone would not adequately compensate the disclosing Party in the event of a breach by the receiving Party of this Section 13, and that, in addition to all other remedies available to the disclosing Party at law or in equity, it shall be entitled to injunctive relief for the enforcement of its rights under this Section 13 and to an accounting of profits made during the period of any breach of the receiving Party’s obligations under this Section 13.

14.	TERM; TERMINATION.

14.1 Term. This Agreement shall commence as of the date of this Agreement and, unless sooner terminated as provided hereunder, shall expire as follows:

(a) As to each Product in each country in the Territory, this Agreement shall expire upon the expiration of the Royalty Term with respect to such Product in such country.

(b) This Agreement shall expire in its entirety upon the termination of the Royalty Term with respect to all Products in all countries in the Territory.

14.2 Breach.

(a) Failure by either Party to comply with any of its material, obligations contained in this Agreement (including, without limitation, in the event that any representation or warranty made by ICAgen pursuant to Section 2 or Section 6.1 was not correct in any material respect when made and the inaccuracy materially adversely affects the rights of BMS under this Agreement), shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days (30 days in the event of a default with respect to an obligation to pay money) after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue actions to cure such default, the Parties agreeing that all defaults with respect to obligations to pay money shall be curable within the 30-day period provided above), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety, by giving written notice to take effect immediately upon delivery of such notice. Such right shall be in addition to the right of BMS to terminate this Agreement with respect to the Research Program pursuant to Section 4.11, but BMS’s exercise of its rights pursuant to Section 4.11 with respect to a default by ICAgen shall prohibit BMS’s exercise of its rights under this Section 14.2 with respect to such default. The right of either Party to terminate this Agreement, as provided in this Section 14.2(a), shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

(b) Failure of a representation or warranty made under this Agreement by either Party to be true in all material respects as of the date made and the inaccuracy of which materially adversely affects the rights of the other Party under this Agreement shall entitle the other Party, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety, by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate this Agreement, as provided in this Section 14.2(b), shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

(c) Any dispute concerning whether a Party is in default under the terms of this Agreement shall be referred for arbitration pursuant to Section 16.14. The effectiveness of any notice given pursuant to Section 14.2(a) or 14.2(b) shall be tolled during the pendency of any such arbitration.

(d) An election of remedy by a Party for a material breach of this Agreement under this Section 14.2 on one occasion shall not constitute a waiver as to any other remedy that may be available to such Party under this Section 14.2 as to any material breach on another occasion.

14.3 Effect of Expiration or Termination.

(a) Following expiration of the term of this Agreement with respect to a Product in a country in the Territory pursuant to Section 14.1(a), BMS shall have the royalty-free, perpetual right to continue to manufacture, have manufactured, use and sell such Product in such country. Following expiration of the term of this Agreement in its entirety pursuant to Section 14.1(b), BMS shall have the royalty-free, perpetual right to continue to manufacture, have manufactured, use and sell all Products in all countries in the Territory.

(b) Upon termination of this Agreement by BMS pursuant to Section 14.2: (i) ICAgen shall promptly transfer to BMS copies of all data, reports, records and materials in ICAgen’s possession or control which relate to the Research Program, return to BMS all relevant records and materials in ICAgen’s possession or control containing Confidential Information of BMS to which ICAgen does not retain rights hereunder and furnish to BMS all Substances provided to ICAgen in connection with the Research Program; (ii) all licenses granted by BMS to ICAgen under Section 7 shall terminate; (iii) ownership of all INDs, NDAs and other regulatory filings made or filed for any Collaboration Compound or Product shall be transferred solely to BMS; and (iv) the exclusivity granted to BMS pursuant to Section 4.8(a) shall continue during the remainder of the Exclusivity Period, if any. The licenses granted to BMS by ICAgen pursuant to Sections 4.11 and 7 shall continue in full force and effect, subject to BMS’s obligations, including payment of royalties and milestones, as provided in Sections 5, 8 and 9; provided, however, if at the time BMS terminates this Agreement pursuant to Section 14.2, a Collaboration Compound has not received PLP Approval as of the effective date of such termination, then BMS shall be obligated to pay only [**]% of each of the milestones as provided in Sections 8.2 with respect to such Collaboration Compound.

(c) Upon termination of this Agreement by ICAgen pursuant to Section 14.2: (i) BMS shall promptly transfer to ICAgen copies of all data, reports, records and materials in BMS’s possession or control which relate to the Research Program, return to ICAgen all relevant records and materials in BMS’s possession or control containing Confidential Information of ICAgen to which BMS does not retain rights hereunder and furnish to ICAgen all Substances provided to BMS in connection with the Research Program; (ii) all licenses granted by ICAgen to BMS under Sections 4.11 and 7 shall terminate; and (iii) ownership of all INDs, NDAs and other regulatory filings made or filed for any ICAgen Compound or Product shall be transferred solely to ICAgen. Thereafter, ICAgen shall have the right to develop, make, have made, use, sell or have sold any ICAgen Compound or any ICAgen Compound Product. In such event, each such ICAgen Compound shall be deemed to be a Grant-Back Compound and each such ICAgen Compound Product shall be deemed to be a Grant-Back Product, ICAgen shall pay milestones and royalties with respect thereto as provided in Exhibit E, and ICAgen shall indemnify BMS as provided in Section 12.2(b). In the event that, following termination of this Agreement by ICAgen pursuant to Section 14.2, BMS develops, makes, has made, uses, sells or has sold any BMS Compound that is a Collaboration Compound or any BMS Compound Product, BMS shall pay milestones and royalties with respect thereto as provided in Sections 5.4, 8 and 9.

(d) In the event either Party terminates this Agreement pursuant to Section 14.2, such Party shall have the right to sublicense such Party’s rights under Section 14.3(b) or

14.3(c), as the case may be, in accordance with either Section 5.4, in the case of sublicensing by BMS, or Paragraph 4 of Exhibit E, in the case of sublicensing by ICAgen.

(e) In the event of the termination of any license rights granted to either Party as provided in Section 14.3(b) or (c), the other Party shall recognize the sublicenses previously granted hereunder to such Party’s Sublicensees; provided, however, that the other Party shall not assume, and shall not be responsible to any such Sublicensee for, any representations, warranties or obligations of the Party that granted the sublicense to any Sublicensee.

14.4 Accrued Rights, Surviving Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b) Termination, relinquishment or expiration of this Agreement shall not terminate each Party’s obligation to pay all royalties and milestone payments that shall have accrued prior to such termination. All of the Parties’ rights and obligations under Sections 4.4, 4.6, 4.9, 4.10, 4.12, 5.4(c), 9, 10, 11, 12, 13, 14.3, 14.4, 16.1, 16.7, 16.10, 16.13, 16.14 and 16.15 and the relevant portions of Exhibit E shall survive termination, relinquishment or expiration hereof.

15.	FORCE MAJEURE.

15.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event BMS or ICAgen, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

16.	MISCELLANEOUS.

16.1 Non-solicitation. During the term of the Research Program, and for a period of one year thereafter, neither Party shall solicit, induce, encourage or attempt to induce or encourage any employee of the other Party to terminate his or her employment with such other Party or to breach any other obligation to such other Party.

16.2 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

16.3 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both BMS and ICAgen may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses (or that portion thereof to which this Agreement relates) or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid or effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

16.4 Disclaimer of Warranties. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

16.5 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.6 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a) In the case of BMS, to:

    Bristol-Myers Squibb Company

    P.O. Box 4000

    Route 206 & Province Line Road

    Princeton, New Jersey 08543-4000

    Attention: Vice President & Senior Counsel,

                       Pharmaceutical Research Institute and

                       Worldwide Strategic Business Development

                       Facsimile No.: (609) 252-4232

(b) In the case of ICAgen, to:

    ICAgen Inc.

    4222 Emperor Boulevard, Suite 460

    Durham, North Carolina 27703

    Attention: President

    Facsimile No.: (919) 941-0813

    with a copy to:

    Hale and Dorr LLP

    60 State Street

    Boston, Massachusetts 02109

    Attention: David E. Redlick, Esq.

    Facsimile No.: (617) 526-5000

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

16.7 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

16.8 Public Announcements. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by ICAgen are traded) and as permitted by Section 13.1(d), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

16.9 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

16.10 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

16.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this

Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.12 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

16.13 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its choice of law principles.

16.14 Arbitration.

(a) Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three arbitrators appointed according to said rules. The Parties shall instruct such arbitrators to render a determination of any such dispute within 30 days after their appointment. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(b) Section 16.14(a) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

16.15 No Consequential Damages. EXCEPT AS PROVIDED IN SECTION 12, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, or claims of customers of any of them or other Third Parties for such or other damages.

16.16 Entire Agreement. This Agreement, together with the Exhibits hereto and every Annual Research Plan approved by the Steering Committee, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

16.17 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

16.18 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

16.19 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Peter S. Ringrose

Name:	Peter S. Ringrose, MA, PhD

Title:	President, PRI

ICAGEN INC.

By:	/s/ P. Kay Wagoner

Name:	P. Kay Wagoner

Title:	CEO

EXHIBIT A

INITIAL COLLABORATION COMPOUNDS

SERIES	NO. OF COMPOUNDS IN SERIES	[**]	SELECTIVITY OF [**]	IN FIELD
[**]	[**]	[**]	[**]	A
[**]	[**]	[**]	[**]	B
[**]	[**]	[**]	[**]	A

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EXHIBIT B

ICAGEN TECHNOLOGY PATENTS

Foreign Patent Applications ([**]) based on U.S. Provisional [**]

U.S. Patent Application Serial No. [**]

The foregoing patent applications are jointly owned by ICAgen and Lilly. ICAgen only has the worldwide exclusive license, with the right to grant sublicenses, to make, have made, use, sell and have sold any product consisting of, containing or manufactured from the Excluded area compounds covered under the foregoing patent applications in Field A.

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EXHIBIT C

LILLY AGREEMENT

See Attached

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AGREEMENT

This Agreement, dated August 29, 1994, but effective as of the Effective Date (as hereinafter defined), is by and between ICAgen, Inc., a Delaware corporation having a mailing address at P.O. Box 14487, Research Triangle Park, North Carolina 27709, (“ICAgen”), and Eli Lilly and Company, an Indiana corporation having offices at Lilly Corporate Center, Indianapolis, Indiana 46285, (“Lilly”).

RECITALS

WHEREAS, ICAgen is a drug discovery and development company that utilizes proprietary techniques to discover small molecules which modulate the functions or the functional expression of ion channels, and Lilly is in the business of discovering, developing and marketing pharmaceuticals, medical instruments, diagnostics and animal health products, including research aimed at discovering new chemical entities;

WHEREAS, Sphinx Pharmaceuticals Corporation (“Sphinx”) is a drug discovery and development company that has developed a proprietary chemical technology known as molecular diversity to synthesize small, low molecular weight compounds potentially useful as therapeutics;

WHEREAS, ICAgen entered into an agreement with Sphinx effective March 31, 1993 (the “ICAgen/Sphinx Agreement”) under which an objective of ICAgen was to use proprietary assays to identify small bioavailable compounds supplied by Sphinx that target ion channels for the therapy of a variety of diseases and for the parties to commercialize any product or products resulting therefrom;

WHEREAS, Lilly, Sphinx and Trans-Sphinx Corporation, a wholly owned subsidiary of Lilly, entered into an Agreement of Merger dated April 29, 1994 (“Merger Agreement”) under which Lilly agreed to acquire, subject to certain conditions as set forth in the Merger Agreement, all of the stock of Sphinx; and

WHEREAS, ICAgen and Lilly desire to rescind the ICAgen/Sphinx Agreement and restructure the relationship between ICAgen and Lilly as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

Article I

Definitions

General. When used in this Agreement, each of the following terms shall have the meanings as set forth in this Article I.

Section 1.1. “Affiliate” means, as used in reference to Lilly or ICAgen, as applicable, (a) any corporation or entity of which Lilly or ICAgen, at the time in question, directly or

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indirectly owns or controls fifty percent (50%) or more of the stock having the right to vote for directors thereof or otherwise controls the management of the corporation or entity, or (b) any corporation, individual or entity which now or hereafter directly or indirectly owns or controls fifty percent (50%) or more of the stock of Lilly or ICAgen having the right to vote for directors thereof.

Section 1.2. “Area of Interest Notice” means a notice from Lilly that a Lead Compound is targeted at a disease or condition within an area of therapeutic interest to Lilly.

Section 1.3. “Assay Activity Compound” means a compound that has demonstrated biological activity in at least one assay in the course of the Research Program.

Section 1.4. “Assay Activity Compound Notice” means a notice provided by ICAgen to Lilly and the Joint Committee that a compound screened in the course of the Research Program is an Assay Activity Compound.

Section 1.5. “Contract Period” means the period during which the Research Program is conducted and extends between the Effective Date and March 31, 1998, or such later date as may be determined by the Joint Committee pursuant to Article III, or the date of earlier termination of the Research Program pursuant to Article V.

Section 1.6. “Current Lilly Entities” means Lilly, entities that constitute Lilly Affiliates as of the Effective Date and successors and assigns of Lilly and such Lilly Affiliates and of their respective businesses, and expressly includes Sphinx.

Section 1.7. “Development Compound” means a Lead Compound meeting the Development Compound Criteria and which was determined pursuant to the third (and, if applicable, the fourth) paragraph of Section 3.1 not to be a Lilly Compound or a prodrug, homolog or isomer of a Lilly Compound and is not an Excluded area compound or a Rejected Lead Compound.

Section 1.8. “Development Compound Criteria” means data with respect to a Lead Compound which demonstrates bioavailability, a reasonable margin of safety in a two week toxicology test and, to the extent deemed appropriate by the Joint Committee, activity in appropriate in vivo models.

Section 1.9. “Development Compound Notice” means a notice provided by ICAgen to the Joint Committee that ICAgen believes that a Lead Compound screened in the course of the Research Program satisfies the Development Compound Criteria.

Section 1.10. “Development Program” means the activities to be performed by Lilly or ICAgen or both, as the case may be, under the terms of this Agreement to advance a Development Compound, Rejected Lead Compound or an Excluded area compound to a Product.

Section 1.11. “Effective Date” means the later of the date of this Agreement or the effective date of the merger of Sphinx with Trans-Sphinx Corporation; provided, however, that

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the Effective Date shall not be prior to the execution of the Rescission Agreement as required by Article II.

Section 1.12. “Excluded Area” means diarrhea, impotence, brain edema/swelling, memory loss (excluding that associated with Alzheimer’s disease), vascular conditions (including, but not limited to, peripheral vascular disease), Raynaud’s phenomenon, cerebral and coronary vascular spasm, arrhythmias, muscle disease (including, but not limited to, myotonia and wasting), respiratory disease (including, but not limited to, COPD and cystic fibrosis), and renal conditions (including, but not limited to, diuretics for water overload and with activity in kidney failure).

Section 1.13. “Excluded Area Compound” means an Assay Activity Compound targeted at an Excluded Area disease or condition that was determined pursuant to the third paragraph of Section 3.1 not to be a Lilly Compound or prodrug, homolog or isomer of a Lilly Compound. ICAgen shall provide Lilly with a written notice of its intent to develop a Product based on an Excluded area compound within sixty (60) days after ICAgen makes such decision.

Section 1.14. “Exclusive Field” means screening the Molecular Diversity Libraries for chloride, potassium and water ion channels, including those ion channels operated by voltage, nucleotides, calcium, pH, volume and G-proteins.

Section 1.15. “Field” means collectively the Exclusive Field and the Nonexclusive Field.

Section 1.16. “ICAgen Work” means the work to be performed by ICAgen in connection with the Research Program.

Section 1.17. “Joint Committee” means a committee composed of two members from each of ICAgen and Lilly which will be established to perform certain duties specified in this Agreement.

Section 1.18. “Lead Compound” means an Assay Activity Compound that is the subject of a Lead Compound Notice and that was determined pursuant to the third (and, if applicable, the fourth) paragraph of Section 3.1 not to be a Lilly Compound or prodrug, homolog or isomer of a Lilly Compound and is not an Excluded area compound.

Section 1.19. “Lead Compound Criteria” means data which demonstrate the following attributes of the compound: biological activity, potency and selectivity for the designated molecular target in appropriate in vitro functional assays.

Section 1.20. “Lead Compound Notice” means a notice provided by ICAgen to Lilly and the Joint Committee that a compound screened in the course of the Research Program satisfies the Lead Compound Criteria. Each Lead Compound Notice shall include ICAgen’s proposed Development Compound Criteria for such Lead Compound.

Section 1.21. “Lilly Compound” means an Assay Activity Compound that, prior to ICAgen providing, or at the same time as ICAgen provides, Lilly with an Assay Activity Compound Notice covering such Assay Activity Compound, had been specifically synthesized by Lilly or a third party collaborator of Lilly (other than for the purpose of inclusion in a Molecular Diversity Library) and at the time that the Assay Activity Compound Notice was given was the subject of an ongoing, active Lilly research or clinical trial program.

Section 1.22. “Lilly Know-How” means all discoveries, inventions, designs, formulae, algorithms, assays, processes, software, apparatus and methods, copyrights, trade secrets or

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know-how and other technology (including results from any structure activity relationship studies) of a Current Lilly Entity relating to compounds in the Molecular Diversity Libraries which are required by ICAgen for the development or marketing approval of a particular Development Compound, Rejected Lead Compound or Excluded Area Compound.

Section 1.23. “Major Country” means Great Britain, France, Germany, Italy, Spain or Japan.

Section 1.24. “Molecular Diversity Libraries” means libraries of compounds of Current Lilly Entities generated through the use of proprietary chemical technology which has the ability rapidly to generate large collections of non-peptide, low molecular weight compounds.

Section 1.25. “Net Sales” means, with respect to a Product, the gross amount invoiced by a party or its Affiliates (or a sublicensee of a party or its Affiliates in the case of Sections 6.2 and 6.4(a)) to non-affiliated third parties for the Product, less:

a) Trade, quantity and cash discounts allowed;

b) Commissions, discounts, refunds, credits, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the gross amount invoiced;

c) Actual product returns and allowances;

d) Any value added, sales or use tax or tax in the nature of a value added, sales or use tax; and

e) Allowance for customs, duties, transportation expenses and insurance on transportation.

If the Product is sold as a combination of the Development Compound, Rejected Lead Compound or Excluded Area Compound with one or more other active ingredients, Net Sales shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A+B) where A is the sales price of the Development Compound, Rejected Lead Compound or Excluded Area Compound in the combination when sold separately as a Product and B is the total sales price of all other active ingredients in the combination when sold separately. If the Development Compound, Rejected Lead Compound or Excluded Area Compound and the other active ingredients are not sold separately, A in the above fraction shall be the fair market value of the Development Compound, Rejected Lead Compound or Excluded Area Compound in the combination and B shall be the aggregate fair market value of all other active ingredients in the combination.

Such amounts shall be determined from the books and records of the party marketing the Product and its Affiliates maintained, to the extent applicable, in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

Section 1.26. “Nonexclusive Field” means screening the Molecular Diversity Libraries for all ion channels excluding the Exclusive Field and excluding calcium channels, serotonin receptors and excitatory amino acid receptors.

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Section 1.27. “Patent Rights” means a patent or patent application, and all divisions, continuations, continuations-in-part, reissues, reexaminations, extensions and foreign counterparts thereof, that are owned (including those jointly owned with a party hereto) or controlled by ICAgen or an ICAgen Affiliate (“ICAgen Patent Rights”) or by Current Lilly Entities (“Lilly Patent Rights”), at least one Valid Claim of which covers the making, using or selling of a Development Compound, Rejected Lead Compound, Excluded Area Compound or Product, as applicable.

Section 1.28. “Payment Triggering Event” means the events identified in Section 6.6. For purposes of this definition, the term “[**]” in Section 6.6 means [**] as defined [**].

Section 1.29. “Program Know-How” means all discoveries, inventions, designs, formulae, algorithms, assays, processes, software, apparatus and methods, copyrights, trade secrets or know-how and other technology (including results of structure activity relationship studies) resulting from the Research Program and which are required by Lilly for the development or marketing approval of a particular Development Compound.

Section 1.30. “Product” means the finished pharmaceutical in dosage form containing or manufactured from a Development Compound, Rejected Lead Compound or Excluded Area Compound, as the case may be.

Section 1.31. “Rejected Lead Compound” means a Lead Compound as to which Lilly shall not have given an Area of Interest Notice.

Section 1.32. “Research Program” means all work performed by or on behalf of ICAgen during the Contract Period in evaluating the Molecular Diversity Libraries in the Field, including compound screening.

Section 1.33. “Valid Claim” means an unexpired, issued claim which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken.

Article II

Rescission of ICAgen/Sphinx Agreement

Section 2.1. Rescission. As of the Effective Date, Sphinx and ICAgen and the other parties thereto shall execute the Rescission Agreement attached hereto as Appendix A pursuant to which the ICAgen/Sphinx Agreement will be rescinded as of the Effective Date of this Agreement.

Article III

Planning and Execution of Research Program

Section 3.1. Joint Committee Formation. Promptly upon the execution of this Agreement by both parties, ICAgen and Lilly shall each appoint two (2) representatives to serve as members of the Joint Committee. The respective individual representatives of each party may

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be changed from time to time at the discretion of such party, upon written notification by the party making such change to the other.

The Joint Committee and Lilly shall receive Assay Activity Compound Notices. Assay Activity Compound Notices may only be provided by ICAgen once per month (although notices for more than one compound may be provided at the same time) and may not represent greater than [**] percent ([**]%) of all compounds in the Molecular Diversity Libraries previously screened by ICAgen. In addition, for each month in the six-month period commencing with April 1995, ICAgen may not give Assay Activity Compound Notices as to more than [**]compounds per month. Thereafter, if requested to do so by Lilly, the Joint Committee shall determine whether there shall be a maximum limit (beyond the [**]% limit set forth in the second sentence of this paragraph) on the number of Assay Activity Compound Notices that ICAgen may give in any month (such number to in no event be less than [**]) and, if so, what the numerical limit shall be. In making any such determination, the standard to be applied by the Joint Committee shall be to permit ICAgen to give Assay Activity Compound Notices as to that number of compounds that ICAgen has a good faith and reasonable intent to use reasonable efforts to develop as provided in this Agreement, but not to permit ICAgen to give Assay Activity Compound Notices on a bad faith and unreasonable basis solely for the purpose of impeding development of Assay Activity Compounds by Lilly.

Within thirty (30) days of receipt of an Assay Activity Compound Notice, Lilly shall determine whether the Assay Activity Compound that is the subject of the Assay Activity Compound Notice is a Lilly Compound or a prodrug, homolog or isomer of a Lilly Compound. If ICAgen disputes any such determination by Lilly, ICAgen may submit the issue to the Joint Committee, which shall decide such issue within thirty (30) days after submission. If the Assay Activity Compound is a Lilly Compound, the Joint Committee shall, within the same thirty (30) day period, attempt to find a substitute compound as a candidate having a chemical and biological profile similar to the Assay Activity Compound that was determined to be a Lilly Compound.

As to each Assay Activity Compound that is targeted at a disease or condition outside of the Excluded Area, ICAgen shall use reasonable efforts, commencing six months after the later of (x) the date that it is determined that such Assay Activity Compound is not a Lilly Compound or (y) the first anniversary of the date of this Agreement, to conduct the tests necessary to determine whether such Assay Activity Compound will qualify as a Lead Compound (the sole remedy for such failure on the part of ICAgen to be as set forth in the next sentence). With respect to any such Assay Activity Compound as to which ICAgen shall not have used such reasonable efforts, if ICAgen gives a Lead Compound Notice relating thereto, there shall again be a determination (following the procedures set forth in the previous paragraph) as to whether such compound is a Lilly Compound or prodrug, homolog or isomer of a Lilly Compound (although for purposes of this sentence, this determination shall be made as of the relevant Lead Compound Notice date and not the Assay Activity Compound Notice date as provided in Section 1.21). If the compound is a Lilly Compound or prodrug, homolog or isomer of a Lilly Compound, it shall not qualify as a Lead Compound, and the Joint Committee shall seek to find a substitute compound (following the procedures set forth in the previous paragraph).

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As set forth in Sections 1.2 and 6.1(a), the Joint Committee also shall receive Lead Compound Notices and Area of Interest Notices and review proposed Development Compound Criteria.

The Joint Committee also shall receive Development Compound Notices. Within fifteen (15) days of receipt of a Development Compound Notice, the Joint Committee shall decide if the compound that is the subject of the Development Compound Notice satisfies the applicable Development Compound Criteria, in which case the Joint Committee shall designate such compound as a Development Compound.

Except as provided in Section 3.5, the Joint Committee shall meet at such times and in such manner as reasonably necessary to carry out its duties under this Agreement. All decisions of the Joint Committee shall require the consent of a majority of the designees of the Committee. If the Joint Committee is unable to reach such majority vote on any issue, the issue shall be referred to the President of ICAgen and the Chairman of the Central Nervous System strategy group for Lilly Research Laboratories (a division of Lilly), or their respective designees, for resolution within thirty (30) days. If such referral does not resolve the issue within the prescribed period, then the issue shall be determined by binding arbitration pursuant to Section 12.14.

Section 3.2. Conduct of Studies. All studies done in connection with the Research Program shall be carried out in compliance with any federal, state or local laws, regulations, or guidelines governing the conduct of research at the site where such studies are being conducted, including those applicable to the care and use of experimental animals. In addition, all animals involved in the Research Program shall be provided humane care and treatment in accordance with generally acceptable current veterinary practices.

Section 3.3. Provision and Supply of Molecular Diversity Libraries.

a) During the Contract Period, Current Lilly Entities which engage in the generation of Molecular Diversity Libraries shall use their best efforts to generate and provide ICAgen with Molecular Diversity Libraries or, in the event that all Current Lilly Entities cease to generate Molecular Diversity Libraries, shall thereafter during the Contract Period cause to be provided to ICAgen molecular diversity chemical libraries that are comparable to the Molecular Diversity Libraries in terms of quantity, quality and nature of compounds.

b) No later than October 1, 1994, Lilly shall notify ICAgen of all existing Molecular Diversity Libraries (including reasonable detail as to the nature thereof), and shall for the duration of the Contract Period, promptly as they become available, notify ICAgen of any and all additional Molecular Diversity Libraries as are generated (including reasonable detail as to the nature thereof). At least thirty (30) days prior to the commencement of each calendar quarter during the Contract Period, commencing with respect to the calendar quarter that begins on April 1, 1995, ICAgen shall provide Lilly with ICAgen’s reasonable estimate of the quantity of compounds from Molecular Diversity Libraries that ICAgen believes it will be able to screen during such quarter and the identity of the Molecular Diversity Libraries that ICAgen desires to screen. Subject to the next two sentences, Lilly shall provide ICAgen with such Molecular Diversity Libraries for screening in such quarter at reasonable times over the course of the

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quarter. If Lilly believes, based upon ICAgen’s activities in the prior calendar quarter (after the end of the calendar quarter that begins on April 1, 1995) and other relevant factors, such as additions of equipment and staff by ICAgen, that the quantity of compounds in an estimate of ICAgen for any quarter materially exceeds the quantity of compounds that ICAgen will be able to screen in such quarter, Lilly may submit such issue, within ten (10) days following Lilly’s receipt of the estimate, to the Joint Committee for decision by the Joint Committee. The Joint Committee shall decide any such issue within ten (10) days after submission. At the conclusion of the Contract Period, ICAgen shall return to Lilly all Molecular Diversity Libraries in ICAgen’s possession; provided however that ICAgen shall be entitled to an additional 120 days in which to finish screening of Molecular Diversity Libraries in its possession at the conclusion of the Contract Period.

With respect to each compound in each Molecular Diversity Library, Lilly initially shall supply ICAgen with at least [**] for each assay in which the compound is to be screened. Promptly upon request by ICAgen, Lilly shall provide ICAgen with additional quantities of Assay Activity Compounds that ICAgen proposes to further develop as part of the Research Program as shall be requested by ICAgen; provided, however that ICAgen may not request such additional quantities as to more than [**]% of all compounds in the Molecular Diversity Libraries previously screened by ICAgen and that for each such Assay Activity Compound as to which ICAgen requests additional quantities Lilly will provide ICAgen with [**] of the compound or such greater amount as ICAgen shall reasonably request to determine whether the compound is a Lead Compound (or would qualify as such if it were not an Excluded Area Compound). Lilly shall also use its best efforts to provide such additional amounts of such compound as ICAgen shall reasonably request in connection with ICAgen’s efforts to determine whether the compound may satisfy the Development Compound Criteria.

c) Current Lilly Entities hereby grant ICAgen for the duration of the Contract Period (and for the additional 120-day period provided in Section 3.3(b)):

(i)	the exclusive, non-sublicensable and nontransferable right and license to use the Molecular Diversity Libraries in the Exclusive Field;

(ii)	a nonexclusive, non-sublicensable and non-transferable right and license to use the Molecular Diversity Libraries in the Nonexclusive Field; and

(iii)	the exclusive (in the Exclusive Field) and nonexclusive (in the Nonexclusive Field) right to make and have made any individual compound from the Molecular Diversity Libraries, as well as any modification of such individual compounds, for the purposes of the Research Program and only for such purposes. Under this Section 3.3(c)(iii), ICAgen may elect in its sole discretion and expense to have individual compounds made by a third party, provided that the third party is bound by the same confidentiality obligations as those of the parties hereto, as set forth in Section 4.4.

d) Subject to any licenses granted in Article VI, Lilly shall retain legal title to the Molecular Diversity Libraries (including the individual compounds therein) and the Lilly

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Compounds and, subject to any such licenses, nothing contained herein shall be construed as vesting in ICAgen any incidents of title thereto.

e) Current Lilly Entities shall provide to ICAgen all information on the Molecular Diversity Libraries, and on any specific compound therein, as requested by ICAgen to further ICAgen’s performance of the Research Program. Upon delivery to ICAgen of the first Molecular Diversity Library by Lilly or a Lilly Affiliate, and on a prompt basis thereafter, Lilly shall notify ICAgen of any and all Lilly Compounds of which the principal scientific and business representatives of Lilly and Lilly Affiliates with whom ICAgen deals in connection with the Research Program are or become aware and which are included in any Molecular Diversity Library, so that ICAgen may avoid the unnecessary expenditure of its resources regarding Lilly Compounds. Upon request by ICAgen, Lilly shall provide reasonable substantiation (including research notebooks) that a compound is or has become a Lilly Compound. Except as set forth in Section 3.3(c)(iii), ICAgen agrees to limit access to the Molecular Diversity Libraries to its employees, and, in the case of Lead Compounds (or Assay Activity Compounds that would qualify as Lead Compounds if they were not targeted at Excluded Area diseases or conditions), to its consultants and contractors who shall have agreed to be bound by the same confidentiality obligations as those of the parties hereto as set forth in Section 4.4, and to maintain the same degree of security with respect to the Lead Compound as ICAgen maintains for its own similar materials but in no event less than a reasonable degree of security. Except as provided in this Agreement, the Molecular Diversity Libraries (including any specific compound therein) may not be transferred to any third party, including Affiliates, without the express written consent of Lilly.

f) EXCEPT AS SET FORTH IN SECTION 6.7, THE MOLECULAR DIVERSITY LIBRARIES ARE BEING PROVIDED TO ICAGEN HEREUNDER WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING AND USAGE OF TRADE.

THE RESULTS OF THE RESEARCH PROGRAM, INCLUDING BUT NOT LIMITED TO THE IDENTIFICATION OF ANY LEAD COMPOUND, DEVELOPMENT COMPOUND OR EXCLUDED AREA COMPOUND ARE BEING PROVIDED TO LILLY HEREUNDER WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING AND USAGE OF TRADE.

g) ICAgen agrees that the distribution of the Molecular Diversity Libraries to ICAgen does not constitute a representation on the part of Lilly that the use of the Molecular Diversity Libraries will not infringe any patent or proprietary rights of any third party.

Section 3.4. Alternative Sourcing. Subject to Section 4.4, ICAgen can source, use, develop and commercialize other chemistry methodologies, whether external or internal to ICAgen, and Lilly shall have no rights with respect to any such chemistry methodologies, compounds or leads generated therefrom.

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Section 3.5. Contract Period Extension. The Joint Committee may decide to extend the Contract Period for a period of up to two (2) years beyond March 31, 1998, and shall meet to specifically address the extension issue no later than September 30, 1997. Failure of the Joint Committee to reach agreement on this matter shall not be subject to arbitration pursuant to Section 12.14.

Section 3.6. Lilly Technical Assistance. Lilly agrees to provide to ICAgen, at no expense to ICAgen, [**] person hours (with no more than [**] per week) of assistance and consultation from appropriately skilled employees of Lilly or Current Lilly Entities in establishing robotic assays.

Article IV

Results of Research Program

Section 4.1. Reports. ICAgen shall provide Lilly with reports of the results of the Research Program at least quarterly or more frequently as may be determined by the Joint Committee. Such reports will specify the number of Molecular Diversity Libraries screened and the results of the high throughput assays employed. At the conclusion of the Contract Period, ICAgen shall supply to Lilly a comprehensive final written report regarding the results of ICAgen’s work on the Research Program with the Molecular Diversity Libraries. ICAgen shall be under no obligation to disclose confidential information of ICAgen in any of its reports to Lilly (although ICAgen acknowledges and agrees that this sentence shall not excuse ICAgen from its obligation to furnish such reports to Lilly).

Section 4.2. Patentable Inventions. Inventions conceived of and reduced to practice during the Contract Period solely by Lilly shall be the property of Lilly. Inventions conceived of and reduced to practice during the Contract Period solely by ICAgen shall be the property of ICAgen. Inventions conceived of and reduced to practice during the Contract Period jointly by one or more employees of ICAgen and one or more employees of Lilly shall be jointly owned by ICAgen and Lilly.

Section 4.3. Filing and Prosecution of Patent Applications. Filing and prosecution of patent applications and the maintenance of resulting patents on an invention shall be the responsibility of the party owning the invention, provided that where Lilly exercises its right of first refusal with respect to a Development Compound pursuant to Section 6.1(b), [**], of (i) any pertinent ICAgen patent application preparation and prosecution and patent maintenance, and (ii) any pertinent jointly owned patent application preparation and prosecution and patent maintenance, and shall, upon exercising its right of first refusal, promptly pay any and all such reasonable costs and expenses incurred by ICAgen prior to the date of Lilly’s exercise of its first refusal right. In the event of a joint invention, the parties shall jointly control patent application preparation and prosecution and patent maintenance and shall select counsel mutually acceptable to both parties to conduct the filing and prosecution of any patent applications relating to such invention; provided however, for inventions that are chemical compounds, and subject to ICAgen’s approval, which approval will not be unreasonably withheld, Lilly can at its option prepare and file the corresponding patent applications using its in-house counsel [**]. Out-of-pocket expenses incurred in the filing, prosecution and maintenance of applications and resulting

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patents covering joint inventions [**], provided that costs associated with employees and technical consultants (other than third party technical consultants involved in the preparation of affidavits or declarations and the like for submission in support of prosecution) of a party [**] such costs. In the event that one party decides that it will not pursue or will no longer pursue the prosecution of a jointly owned patent application or maintenance of a jointly owned patent in a given country, and the other party desires to pursue or to continue to pursue such prosecution or maintenance, that party which will not pursue or which will no longer pursue prosecution or maintenance shall assign to the other party its rights in the subject matter of said patent application or patents in such country. For any patent application or resulting patent covering a Development Compound for which one party has assumed responsibility (the “Prosecuting Party”) for the control of the preparation, prosecution and maintenance, the Prosecuting Party shall provide the other party with copies of all documents received from, or to be filed in, any Patent Office at a time reasonably sufficient to allow the other party to review and comment on such documents before any relevant deadlines. The Prosecuting Party agrees to reasonably consider any such comments received from the other party.

Section 4.4. Confidentiality. Except as otherwise expressly provided in this Agreement, both Lilly and ICAgen shall retain in confidence and not use, except for the purpose of this Agreement, information received from the other during the Contract Period which is in writing and marked as confidential by the disclosing party at the time of disclosure or disclosed otherwise (including orally) and summarized in writing within thirty (30) days thereafter and noted to be subject to the confidentiality requirements of this Section 4.4, provided that the parties hereby agree that ICAgen research reports shall be considered as confidential ICAgen information except as to Development Compounds for which Lilly exercises its right of first refusal pursuant to Section 6.1(b). Both ICAgen and Lilly will exercise the same level of care which each party uses to prevent the unauthorized use or disclosure of its own confidential information of similar importance but in no event less than a reasonable degree of care. Such confidential information may, however, be disclosed insofar as such disclosure is necessary (where possible, with adequate safeguards for confidentiality and nonuse) to allow either party to defend itself against litigation, to file and prosecute patent applications or to comply with governmental regulations. Such obligations of confidentiality and nonuse shall not apply to information which (i) is in the public domain; (ii) comes into the public domain through no fault of the receiving party; (iii) is demonstrated by written records, contemporaneously maintained, to have been known to the receiving party prior to its disclosure hereunder; (iv) is disclosed to the receiving party by a third party having a lawful right to make such disclosure; (v) is demonstrated by written records, contemporaneously maintained, to have been developed by the receiving party independent of any disclosure hereunder; or (vi) the receiving party has been given express written consent of the other party to make such disclosure. In the event that Lilly fails to exercise its right of first refusal with respect to a Development Compound, the obligations of confidentiality and nonuse created hereunder shall not apply to ICAgen with respect to such Development Compound. In addition, such confidentiality and nonuse obligations shall not apply to ICAgen with respect to Rejected Lead Compounds or Excluded Area Compounds. The obligations of confidentiality and nonuse created hereunder shall expire [**] years from the end of the Contract Period.

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Article V

Term and Termination

Section 5.1. Term. Unless earlier terminated as provided in this Article V, this Agreement shall remain in effect until the last to expire right or obligation contained herein expires.

Section 5.2. Termination for Breach. If either party shall be in default of a material obligation under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, the party not in default shall have the option of terminating (i) the Research Program if the default relates to the Research Program, or (ii) the rights granted to the party in default with respect to the particular Development Compound, Excluded Area Compound, Rejected Lead Compound or Product to which the default relates, by giving written notice of termination to the other party.

Section 5.3. Termination for Bankruptcy. If either party makes an assignment for the benefit of creditors, (ii) has instituted, on its behalf or against it, voluntary or involuntary bankruptcy proceedings (and fails to defend such involuntary bankruptcy proceedings within thirty (30) days) or (iii) is dissolved, wound up, confiscated, sequestered or in any other way transferred into state ownership or has a receiver or trustee of its property appointed, the other party may terminate this Agreement upon ten (10) days written notice.

Section 5.4. Effective Date Termination. If the Effective Date has not occurred by October 1, 1994, then ICAgen thereafter shall have the option of terminating this Agreement by giving Lilly written notice of termination.

Section 5.5. Termination for Changes in Control. If after the Effective Date and prior to the end of the Contract Period any entity listed on Appendix B to this Agreement (which shall include entities that own 80% or more of the voting securities of the entities listed on Appendix B and entities of which the entities listed on Schedule B own 80% or more of the voting securities) acquires ownership or control of more than 30% of the outstanding shares of common stock of ICAgen (assuming the exercise of all outstanding warrants and options and the conversion of all convertible securities, regardless of whether then exercisable or convertible), Lilly may terminate the Research Program at any time during the thirty (30) day period commencing upon Lilly’s having received notice of such acquisition from ICAgen.

Section 5.6. Nonexclusivity for Failure to Establish or Cessation of Activity. If after the first anniversary of the date of this Agreement, ICAgen shall not be actively engaged in the activity of screening molecular compounds to discover small molecules which modulate the functions or functional expression of ion channels, and shall not have cured such failure after sixty (60) days’ prior written notice thereof from Lilly, ICAgen’s exclusive rights under clauses (i) and (iii) of Section 3.3(c) shall become nonexclusive for the balance of the Contract Period.

Section 5.7. Effect of Termination. Termination of the Research Program or any license granted hereunder shall not affect the rights and obligations of the parties accrued prior to such termination under this Agreement. Confidentiality obligations as set forth in Section 4.4 shall

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survive termination in accordance with the terms of that Section, and sublicenses in existence as of termination shall survive termination as set forth in Section 6.14.

Article VI

Commercial Rights Section

Section 6.1. Lilly Right of First Refusal.

a) Within ten (10) days after receipt of a Lead Compound Notice, Lilly shall give ICAgen and the Joint Committee an Area of Interest Notice as to such Lead Compound if the Lead Compound that is the subject of such Lead Compound Notice is targeted at a disease or condition that is within an area of therapeutic interest to Lilly. The failure of Lilly to give an Area of Interest Notice on a timely basis shall be conclusively deemed to be a decision by Lilly that the Lead Compound is not within such an area of therapeutic interest. If Lilly gives an Area of Interest Notice as to a Lead Compound on a timely basis, the Joint Committee shall within twenty (20) days after the date of the Area of Interest Notice determine whether the Development Compound Criteria for such Lead Compound proposed by ICAgen are appropriate. If Lilly does not give a timely Area of Interest Notice as to a Lead Compound, such Lead Compound shall be a Rejected Lead Compound for purposes of this Agreement and Lilly shall not have a right of first refusal with respect to such Rejected Lead Compound.

b) As to each Development Compound, ICAgen hereby grants to Lilly the right of first refusal to acquire from ICAgen a worldwide, exclusive license, with the right to sublicense, under ICAgen Patent Rights and Program Know-How to make, have made, use, sell and have sold in any area other than the Excluded Area, any Product containing or manufactured from the Development Compound. ICAgen agrees to make available to Lilly all Program Know-How licensed to Lilly hereunder.

c) Lilly shall provide written notice to ICAgen of Lilly’s exercise of its right of first refusal under this Section 6.1 as to each Development Compound as soon as reasonably practical but in no event later than [**] days after the date of designation of any Development Compound as such by the Joint Committee. If Lilly fails to provide such notice prior to the expiration of such [**]) day period, the right of first refusal granted under this Section 6.1 shall terminate.

d) In the event that Lilly fails to exercise Lilly’s right of first refusal under this Section 6.1 with respect to a particular Development Compound, Lilly shall have no rights of any kind under any ICAgen Patent Rights or Program Know-How with respect to that Development Compound (although Lilly’s rights under Section 6.4(a) shall not be affected by such failure).

Section 6.2. Royalties to ICAgen.

As to each Product that Lilly develops, Lilly shall pay, or cause to be paid by its sublicensees, to ICAgen a royalty as follows:

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Net Sales of the Product During a Calendar Year	Royalty Rate
First $[**] Million	[**]%
In Excess of $[**] Million	[**]%

Only one (1) royalty shall be payable per Product, no matter how many Patent Rights or Program Know-How cover the developing or commercializing of such Product.

Section 6.3. ICAgen Commercialization Rights. In the event that Lilly fails to exercise its right of first refusal under Section 6.1 to develop a Development Compound, and with respect to all Rejected Lead Compounds and Excluded Area Compounds, Lilly hereby grants to ICAgen a worldwide exclusive license, with the right to grant sublicenses, under any Lilly Patent Rights and Lilly Know-How to make, have made, use, sell and have sold any Product containing or manufactured from that Development Compound, Rejected Lead Compound or Excluded Area Compound; provided, however, that the foregoing license grant shall terminate (i) as to a Development Compound if ICAgen shall not have given Lilly notice of ICAgen’s election to develop and market such Development Compound within [**]days after the date on which Lilly’s right of first refusal under Section 6.1 shall have expired without exercise by Lilly, (ii) as to an Excluded Area Compound, if ICAgen shall not have given such a notice to Lilly within [**] after the date on which ICAgen gave the Joint Committee notice of the related Assay Activity Compound or such later time after the end of such [**] period as shall be determined-as reasonable by the Joint Committee so long as ICAgen is continuing to use reasonable efforts to develop a Product based on such Excluded Area Compound and (iii) as to a Rejected Lead Compound, if ICAgen shall not have given such a notice to Lilly within [**] after the date on which ICAgen gave Lilly the related Lead Compound Notice or such later time after the end of such [**] period as shall be determined to be reasonable by the Joint committee so long as ICAgen is continuing to use reasonable efforts to develop a Product based on such Rejected Lead Compound. As to each compound (Assay Activity Compound, Lead Compound, Development Compound, Rejected Lead Compound or Excluded Area Compound) that it has elected to develop or market, ICAgen or its sublicensees shall use reasonable efforts to develop and market a Product, including but not limited to the conduct of preclinical testing and clinical trials, filing for regulatory approvals, diligently pursuing such approvals and, upon the grant of regulatory approval, marketing such Product. At a minimum, ICAgen’s or its sublicensee’s reasonable efforts shall comprise the dedication by ICAgen or its sublicensee of resources consistent with the resources which would have been used by ICAgen or its sublicensee at the relevant time in relation to a compound with similar indications and side effects profile generated from ICAgen’s or its sublicensee’s own research endeavors which ICAgen or its sublicensee decided to commercially develop and market. In connection with the development and commercialization of each Development Compound, Rejected Lead Compound and Excluded Area Compound by ICAgen, ICAgen shall provide Lilly with detailed quarterly reports summarizing the efforts devoted to the development and marketing of the Development Compound, Rejected Lead Compound or Excluded Area Compound. ICAgen’s obligation to provide such quarterly reports shall begin when ICAgen has provided Lilly with notice that ICAgen has elected to develop the Development Compound, Rejected Lead Compound or Excluded Area Compound and shall continue until the first commercial sale in a Major Country occurs. ICAgen in its sole discretion can terminate ICAgen’s development of a Development Compound, Rejected Lead Compound

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or Excluded Area Compound at any time, in which case ICAgen shall lose its right under the Lilly Patents and Lilly Know-How as to the particular compound. Lilly agrees to make available to ICAgen all Lilly Know-How licensed to ICAgen hereunder.

Section 6.4. Royalties to Lilly.

a) With respect to any Development Compound for which Lilly does not exercise its right of first refusal and any Rejected Lead Compound which, in either case, is subsequently commercialized by or for ICAgen, ICAgen shall pay or cause to be paid to Lilly a royalty of [**] percent ([**]%) based on Net Sales of the Product developed containing or manufactured from, such Development Compound or Rejected Lead Compound as an active ingredient.

b) With respect to any Excluded Area Compound which ICAgen develops into a Product, ICAgen shall pay to Lilly (i) a royalty as follows:

Net Sales of the Product During a Calendar Year	Royalty Rate
First $[**] Million	[**]%
In Excess of $[**] Million	[**]%

or (ii) if such Product is sold by a sublicensee of ICAgen, Lilly will receive [**] percent ([**]%) of ICAgen’s sublicense royalties received from sublicenses relating to such Product.

Only one (1) royalty shall be payable per Product, no matter how many Patent Rights or Lilly Know-How cover the developing or commercializing of such Product.

Section 6.5. Duration of Royalties. Any royalties payable by ICAgen or Lilly to the other under this Article VI shall be payable on a country-by-country basis from the date of first commercial sale of a Product in such country by ICAgen or Lilly, as the case may be, until the expiration of the last to expire of any patent containing a Valid Claim included in the Patent Rights of the other in such country covering such Product. The term “covering” as used herein means any issued patent included in the Patent Rights of the other having a Valid Claim which would be infringed by the unauthorized making, using or selling of a Product. For any country where there is no Valid Claim under the Patent Rights of the other covering the Product, full royalties shall be payable by ICAgen or Lilly to the other as provided in this Article VI as to the Product for a period of 10 years from first commercial sale; provided, however, in the event a product containing the same active ingredient is sold by a third party for the same therapeutic indication, then the royalty obligations under this sentence shall cease; and provided further that, if a Valid Claim covering the Product should issue at any time, then royalties shall be payable by ICAgen or Lilly to the other under this Article VI until the expiration of the last to expire of any patent containing a Valid Claim included in the Patent Rights of the other in such country covering such Product.

Section 6.6. Reimbursement Payments.

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a) Payments. As to each Development Compound for which Lilly exercises its right of first refusal and undertakes a Development Program, Lilly shall pay to ICAgen the following reimbursement payments (the “Reimbursement Payments”):

Payment Triggering Event	Reimbursement Payment Amount
(i) [**] for the Product	$	[	**]
(ii) [**] for the Product	$	[	**]
(iii) [**] for the Product	$	[	**]
(iv) [**] of the Product	$	[	**]
(v) [**] for the Product	$	[	**]
(vi) [**] for the Product	$	[	**]

Notwithstanding anything to the contrary in this Section, in the event Lilly exercises its right of first refusal and undertakes a Development Program for a Development Compound targeted at [**], the Reimbursement Payment Amount for Payment Triggering Event (iii) shall be increased from $[**] to $[**] and the Reimbursement Payment Amount for the Payment Triggering Event (vi) shall be increased from $[**] to $[**].

Only one of each of such Reimbursement Payments shall be payable for any Development Compound regardless of the number of indications or formulations. Each Reimbursement Payment specified above is payable in full by Lilly on the date specified above on a nonaccountable basis (i.e., ICAgen shall have no obligation to provide Lilly with any information as to costs and expenses with respect to which the Reimbursement Payments constitute reimbursement and Lilly shall have no right to request any such information from ICAgen). With respect to each Development Compound, the Reimbursement Payment specified in clause (i) above shall be [**]% creditable against the Reimbursement Payment specified in clause (iii) above, [**] under this Agreement.

b) Timing of Payments. All Reimbursement Payments payable by Lilly to ICAgen hereunder shall be made within thirty (30) business days following achievement of the Payment Triggering Event as set forth in Section 6.6(a).

c) Manner of Payment. All Reimbursement Payments payable by Lilly hereunder shall be made in United States currency by bank wire transfer in immediately payable funds to a bank account designated by ICAgen.

d) Substituted Development Compounds. If a payment is made under Section 6.6(a) with respect to a Development Compound and development of that particular Development Compound is subsequently discontinued by Lilly and a different Development Compound is selected for development by Lilly for treatment of the same indication, Lilly shall not be required to make payments under Section 6.6(a) with respect to the substitute Development Compound to

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the extent that Lilly has previously made payments under Section 6.6(a) with respect to the discontinued Development Compound. Therefore, if Lilly has not made a particular payment under Section 6.6(a) as to a discontinued Development Compound, Lilly shall be required to make such payment, subject to occurrence of the related Payment Triggering Event, as to the substitute Development Compound.

Section 6.7. Warranties. Each of ICAgen and Lilly warrants to the other that it has the right to enter into this Agreement, and the right to convey to the other the rights being granted under patents or otherwise as specified herein, all of the foregoing being free of any liens, claims, encumbrances or licenses of any kind whatsoever.

Section 6.8. Acknowledgment of Ongoing Research.

a) Lilly, a going commercial concern with a substantial portfolio of marketed and developmental human healthcare products, and ICAgen, having substantial existing technology relating to ion channel research, acknowledge and agree that each party may, subject to its obligations hereunder, (i) maintain an ongoing independent research effort in such other areas that are not specifically excluded as to such party hereunder; (ii) contract with other parties for technology and biological materials; and (iii) develop drugs for the treatment of various diseases in humans and animals. If any of these efforts results in drugs, there will be no royalty obligations to the other party under this Agreement for the sale of such drug products, although the royalties due for Products sold hereunder or other rights and responsibilities of either party under this Agreement will not be affected.

b) Nothing contained herein shall be construed as a prohibition on the right of Lilly or its collaborators to conduct research directed to the identification of prophylactic or therapeutic agents for the disease states identified in the Excluded Area; provided, however, that such agents were not identified by Lilly through use of the Molecular Diversity Libraries in the Exclusive Field.

Section 6.9. Commercialization Efforts By Lilly. As to each Development Compound as to which Lilly shall have exercised its right of first refusal pursuant to Section 6.1, Lilly shall use reasonable efforts to develop and market a Product, including but not limited to the conduct of preclinical testing and clinical trials, filing for regulatory approvals, diligently pursuing such approvals and, upon the grant of regulatory approval, marketing such Product. At a minimum, Lilly’s reasonable efforts shall comprise the dedication by Lilly of resources consistent with the resources which would have been used by Lilly at the relevant time in relation to a compound with similar indications and side-effects profile generated from Lilly’s own research endeavors, which Lilly had decided to commercially develop and market. In connection with the development of each Development Compound, Lilly shall provide ICAgen with detailed quarterly reports summarizing the efforts to develop and market the Development Compound. The obligation to provide such reports shall begin upon the exercise by Lilly of its right of first refusal as to a given Development Compound and shall continue until the first commercial sale in a Major Country occurs. Lilly in its sole discretion can terminate Lilly’s development of a Development Compound at any time, in which event Lilly’s rights under Section 6.1 shall terminate and revert to ICAgen, which may designate that Development Compound for

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development by it, in which event Lilly hereby grants ICAgen exclusive rights to commercialize the so designated Development Compound in accordance with Section 6.3.

Section 6.10. Records. Each party obligated to pay royalties under this Agreement shall keep and maintain records of sales of Product. Such records shall be open to inspection, at any reasonable time within three (3) years after the royalty period to which such records relate, by an independent certified public accountant reasonably acceptable to the reporting party, but selected by the other party and retained at that party’s expense (or at the reporting party’s expense if an underpayment of five percent (5%) or more of royalty due is found to have occurred). The accountant shall have the right to examine the records kept under this Section and report the findings of that examination to the other party to the extent necessary to verify the royalty calculations made under Section 6.2 or Section 6.4. The receiving party shall maintain those findings in confidence, except to the extent necessary to enforce its rights under this Agreement. With the agreement of the receiving party, which shall not be unreasonably withheld, the receiving party will use the reporting party’s regular independent certified public accountant (if such accountant is a so-called “Big Six” accounting firm, or a successor to one of such firms) to inspect the reporting party’s records and provide the necessary report to the receiving party.

Section 6.11. Taxes. Each party shall pay any and all taxes levied on account of royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, the party paying the royalty will a) deduct those taxes from the remittable royalty, b) pay the taxes to the proper taxing authority, and c) send proof of payment to the party being paid within sixty (60) days following that payment.

Section 6.12. Blocked Currency. In each country where the local currency is blocked by applicable law and cannot be removed from the country, at the election of the paying party, royalties accrued in that country shall be paid to the party being paid in the country in local currency by deposit in a local bank designated by the paid party.

Section 6.13. Payments in U.S. Currency. Except as provided in Section 6.12, all amounts due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate published in The Wall Street Journal on the last day of the calendar quarter to which the payment relates.

Section 6.14. Grant of Sublicenses. Each party shall notify the other party in writing promptly following the grant of any sublicense hereunder, and shall provide a copy of the sublicense to the other party. All sublicenses granted hereunder shall be in writing and shall: (i) require the sublicensee to use the efforts to commercialize a Product imposed upon its sublicensor under Section 6.3 or Section 6.9, as applicable; and (ii) provide the other party with the right to enforce the sublicense, and receive all payments due thereunder, in the event of the termination of rights granted the sublicensor hereunder.

In the event of the termination of rights granted the sublicensor under this Agreement, the other party shall recognize the licenses granted in sublicenses then in force; provided, however, that the other party shall not assume, and shall not be responsible to any sublicensee for, any representations, warranties or obligations of the sublicensor to any sublicensee.

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References to the “other party” in this Section 6.14 mean the other party to this Agreement (i.e., the party that has granted the license under which the sublicense referred to in this Section 6.14 has been granted by the sublicensor referred to in this Section 6.14).

Section 6.15. Payments and Reports. As to each Product, unless otherwise provided, all royalty payments due under this Agreement shall be paid on a quarterly basis by calendar quarter, beginning in the first calendar quarter in which a commercial sale occurs. Within forty-five (45) days after the end of each calendar quarter, the party which has been granted license rights by the other party with respect to the development and marketing of a Development Compound, Rejected Lead Compound or Excluded Area Compound shall deliver to the granting party a report detailing the marketing efforts undertaken by the licensed party during such quarter and the manner in, which any royalty payment due for that quarter was calculated. Each such report shall be accompanied by payment of the quarterly royalty due, if any.

Section 6.16. Royalty Rate Reduction. In the event that either party finds it necessary (in that party’s reasonable business judgment) to make payments (including without limitation royalties, option fees or license fees) to obtain a license or similar right from a third party in order to pursue the development of a Development Compound, Rejected Lead Compound or Excluded Area Compound or the commercialization of a corresponding Product, that party shall be entitled to offset the amount of such third party payment actually paid against royalties thereafter due under this Agreement, provided that in no event will the amount of the offset permitted exceed [**] percent ([**]%) of the royalty otherwise due for the Product.

Article VII

Disclosure of Agreement

Section 7.1. Disclosure of Agreement. Except as required by law and as otherwise provided in this Article VII, neither party shall disclose to the public generally or generally to others in its trade or industry any information about this Agreement without the prior written consent of the other party. Each party may disclose the existence, but not the terms, of this Agreement to third parties. Each party may disclose the existence and terms of this Agreement to its auditors, tax authorities, attorneys, lending institutions, financial advisors, shareholders, potential investors and sublicensees and potential sublicensees.

Section 7.2. Press Releases. Appendix C sets forth a press release and questions and answers thereto, and other information regarding the Agreement, which may be released upon execution of this Agreement and furnished from time to time to third parties by either party hereto. In addition to the press release set forth in Appendix C, a party may issue additional press releases regarding this Agreement (a) as required by law and (b) with prior notice to and consent of the other party, which consent shall not unreasonably withheld.

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Article VIII

Infringement of Patent Rights

Section 8.1. Litigation. If the use of the Patent Rights results in a claim of patent infringement against Lilly or ICAgen, the party to this Agreement first having notice of that claim shall promptly notify the other party in writing. The notice shall set forth the facts of the claim in reasonable detail (and include copies of any related material). The parties will promptly consult with one another to discuss how best to defend against such claim. The entity that controls the defense of a claim shall also have the right to control settlement of such claim; provided, however, no settlement, consent judgment or other voluntary disposition of the claim shall be entered into without the consent of the other party if such settlement would adversely affect the interests of such other party including requiring any payment from such other party (which consent shall not be unreasonably withheld).

If the claim of infringement results from a party’s actions in connection with that party’s development or commercialization of a Development Compound, Rejected Lead Compound or an Excluded Area Compound or a Product, the developing or commercializing party shall have the primary right, but not the obligation, to defend against such claim. In the event that the developing or commercializing party undertakes to defend against such a claim, the expenses associated with such defense and any damages resulting from such infringement will be paid by the developing or commercializing party. In the event that the developing or commercializing party decides not to defend against such claim, the other party, if it owns the Patent Rights at issue, may, in its sole discretion, undertake to defend against such claim.

Section 8.2. Third Party Infringement. If any patent in the Patent Rights is infringed by a third party, the party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail.

The party licensed under the patent allegedly infringed shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement by counsel of its own choice, and the party owning the patent allegedly infringed shall have the right, at its own expense, to be represented in that action or proceeding by counsel of its own choice. In the event that the party licensed under the patent brings an action or proceeding, it shall have the right first to reimburse itself out of any sums recovered in such action or proceeding or in its settlement thereof for all reasonable costs and expenses of every kind and character, including reasonable attorney’s fees, involved in the prosecution of any action or proceeding. The patent owner shall [**] under this Agreement [**].

If the party licensed under the patent fails to bring an action or proceeding within a period of ninety (90) days (i) after receiving written notice from the other, or (ii) after otherwise having knowledge of that infringement, the party owning the patent allegedly infringed shall have the right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement by counsel of its own choice, and the party licensed under the patent shall have the right, at its own expense, to be represented in that action by counsel of its own

20

choice. In the event that the party owning the patent allegedly infringed so brings an action or proceeding, [**] of any sums recovered in such action or proceeding or in its settlement thereof.

As to a jointly owned patent infringed by a third party, the party which is developing a Development Compound, Rejected Lead Compound or an Excluded Area Compound or commercializing a Product covered by the patent allegedly infringed by a third party shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement by counsel of its own choice, and the other party shall have the right, at its own expense, to be represented in that action or proceeding by counsel of its own choice. In the event that the party which is developing such a Development Compound, Rejected Lead Compound or an Excluded Area Compound or commercializing a Product brings an action or proceeding under a jointly owned patent, it shall have the right first to reimburse itself out of any sums recovered in such action or proceeding or in its settlement thereof for all reasonable costs and expenses of every kind and character, including reasonable attorney’s fees, involved in the prosecution of any action or proceeding. The other party jointly owning the patent allegedly infringed shall [**] under this Agreement [**]Excluded area compound[**].

The parties acknowledge that a jointly-owned patent may cover compounds being commercialized by both parties pursuant to this Agreement, and in the event that such a jointly-owned patent is being infringed by a third party, the parties agree to work together to decide how to institute, prosecute and control any action or proceeding with respect to such infringement. In deciding which party shall have the primary right, but not the obligation, to institute, prosecute and control such suit, the parties agree that the party whose Product is most closely in competition with the allegedly infringing product shall have the primary right to institute, prosecute and control such suit, but the other party shall have the right to elect to participate in such suit by agreeing to fund a percentage ([**]%) of the costs and expenses associated with any such action. In the event that the parties share in the funding of the costs and expenses of such action, the parties agree that [**]. In the event the party that does not have the primary right to institute, prosecute and control such an action or proceeding elects not to participate in the funding of such action or proceeding, then the party that instituted such action or proceeding shall have the right first to reimburse itself out of any sums recovered in such action or proceeding or in its settlement thereof for all reasonable costs and expenses of every kind and character, including reasonable attorneys fees, involved in the prosecution of any action or proceeding. The other party jointly owning the patent allegedly infringed shall [**] under this Agreement [**].

If, as to a jointly owned patent allegedly infringed by a third party, the party with the primary right to institute, prosecute and control any action or proceeding fails to bring an action or proceeding within a period of ninety (90) days (i) after receiving written notice from the other party, or (ii) after otherwise having knowledge of that infringement, the other party shall have the right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement by counsel of its own choice. In the event that the other party jointly owning the patent allegedly infringed so brings an action or proceeding, [**]

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If one party brings any action or proceeding, the other party agrees to be joined as a party plaintiff and to give the first party reasonable assistance and authority to file and prosecute the suit.

No settlement or consent judgment or other voluntary final disposition of a suit under this Section by one party which would adversely affect the interests of the other party may be entered into without the joint consent of ICAgen and Lilly (which consent shall not be withheld unreasonably).

Article IX

Indemnification

Section 9.1. Indemnification. Lilly shall indemnify, defend and hold ICAgen harmless from and against any losses, claims, liabilities, costs and expenses (including reasonable attorneys’ fees) that may be imposed upon or asserted against ICAgen as a result of the breach of this Agreement by Lilly, or of the manufacture, use or sale of any Product by Lilly, its authorized agents or sublicensees, except to the extent arising from willful misconduct on the part of ICAgen or its sublicensees, agents or employees.

ICAgen shall indemnify, defend and hold Lilly harmless from and against any losses, claims, liabilities, costs and expenses (including reasonable attorneys’ fees) that may be imposed upon or asserted against Lilly as a result of the breach of this Agreement by ICAgen, or of the manufacture, use or sale of any Product by ICAgen, its authorized agents or sublicensees, except to the extent arising from willful misconduct on the part of Lilly or its sublicensees, agents or employees.

Article X

Research Agreement

Section 10.1. Research Agreement. In areas where ICAgen has demonstrated that it has proprietary technology, Lilly and ICAgen will negotiate in good faith (during the two (2) year period commencing on the first anniversary of the date of this Agreement or such longer period as may be determined by the Joint Committee) to reach agreement on a mutually acceptable research and development collaboration in a narrowly defined area. The parties agree that either party or the Joint Committee may initiate negotiations, if appropriate, as provided for in this Section. The failure of the parties to agree upon a mutually acceptable research agreement shall not be subject to binding arbitration pursuant to Section 12.14.

Article XI

Equipment

Section 11.1. Transfer of Equipment. As promptly as practicable after the Effective Date, the equipment shown on Appendix D (“Equipment”) shall be transferred to ICAgen by Lilly (if so requested by ICAgen) without any charge therefor and transported to ICAgen’s facilities at Lilly’s cost. Within forty-five (45) days after the Effective Date of this Agreement,

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Lilly shall determine whether there is any additional equipment at the offices of Sphinx that Lilly does not plan to use. Lilly shall send a notice to ICAgen identifying such additional equipment, and if ICAgen wants to receive such additional equipment, Lilly shall transport it to ICAgen’s facilities at Lilly’s cost. In addition., if transferable, any existing prepaid maintenance contracts entered into by Sphinx and relating to the Equipment shall be transferred to ICAgen.

Section 11.2. Condition of Equipment. The Equipment shall be in the condition as described in Appendix D, ordinary wear and tear excepted and good and marketable title to the Equipment shall be transferred to ICAgen free of any liens, claims or encumbrances whatsoever. EXCEPT AS SET FORTH IN THE PREVIOUS SENTENCE, LILLY AND SPHINX MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT OR ANY OTHER EQUIPMENT THAT MAY BE TRANSFERRED TO ICAGEN PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING AND USAGE OF TRADE.

Article XII

Miscellaneous Provisions

Section 12.1. Adverse Drug Reactions. ICAgen and Lilly will immediately inform each other of any serious, unexpected adverse drug reaction reports as to any Development Compound in clinical testing or as to any Product.

Section 12.2. No Agency. It is understood and agreed that ICAgen shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other. Members of the Joint Committee shall be and shall remain employees of ICAgen or Lilly, as the case may be, and Lilly shall not incur any liability for any act or failure to act by employees of ICAgen, including members of the Joint Committee who are employees of ICAgen. ICAgen shall not incur any liability for any act or failure to act by employees of Lilly, including members of the Joint Committee who are employees of Lilly.

Section 12.3. Amendment. This Agreement may not be amended, supplemented or otherwise modified except by a instrument in writing signed by authorized representatives of both parties.

Section 12.4. Applicable Law. This Agreement shall be construed and the rights of the parties determined in accordance with the laws of the State of Delaware and the United States of America.

Section 12.5. Title. The recitals and titles of the Articles and Sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such titles.

Section 12.6. Notice. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be given either: (a) personally by hand; (b) by mailing in a sealed envelope, via first class mail, postage prepaid and either certified or registered, return

23

receipt requested; (c) by mailing in a sealed envelope, via Federal Express or similar service; or (d) by facsimile, telegraph, telex or cable, with confirmation by mailing as provided in (b) or (c) of this Section 12.6.

IF TO ICAGEN:	P. Kay Wagoner, Ph.D. President ICAgen, Inc. P.O. Box 14487 Research Triangle Park, NC 27709 Facsimile: 919-941-0813

With a copy to:	Fred Hutchison, Esq. Petree Stockton, L.L.P. 4101 Lake Boone Trail Raleigh, NC 27607 Facsimile: 919-420-1800

And

David E. Redlick, Esq. Hale and Dorr LLP 60 State Street Boston, MA 02109 Facsimile: 617-526-5000

IF TO LILLY:	Director of Central Nervous System Research Eli Lilly and Company Lilly Corporate Center Indianapolis, IN 46285 Facsimile: 317-277-1125

Either party may designate any other address for notice under this Section 12.6 by notice given in accordance herewith.

Any notice or report given personally by hand shall be deemed given as of the date delivered. Any notice or report given by facsimile, telegraph, telex or cable shall be deemed given as of the date sent, provided that a letter confirming such notice or report shall have been mailed on the same date in accordance with Section 12.6(b) or (c). Any notice or report mailed by first class mail shall be deemed given as of the fifth day following the date of mailing. Any notice or report mailed by Federal Express or similar service shall be deemed given as of the first business day following the date of mailing.

Section 12.7. Assignment. Neither this Agreement nor any of the rights and obligations arising hereunder may be assigned, delegated or transferred in any manner, whether as a matter of law or otherwise, by either party, in whole or in part, without the prior written consent of the other party. Any attempted assignment, delegation or transfer without such written consent shall be of no force or effect. Subject to the foregoing this Agreement shall be binding upon and inure

24

to the benefit of ICAgen and its Affiliates and Current Lilly Entities and their respective successors and assigns. Each of Lilly and ICAgen agrees to cause each of its respective Affiliates (including, in the case of Lilly, all Current Lilly Entities) to fulfill the obligations of such Affiliate set forth in this Agreement.

Section 12.8. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto and supersedes all previous agreements, whether written or oral. No other terms and conditions, oral or written, be they consistent, inconsistent, or additional to those contained herein, shall be binding upon the parties, unless and until such terms and conditions shall have been specifically accepted in writing by the parties.

Section 12.9. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid, such provision shall be modified to reflect the intentions of the parties in accordance with applicable law, and this Agreement shall be construed to give effect to the remaining provisions thereof.

Section 12.10. Remedies Cumulative. All remedies available to either party hereunder are cumulative, may be exercised concurrently or separately, and are in addition to all other rights and remedies available at law or in equity. The exercise of any one remedy shall not be deemed to be an election of such remedy to the exclusion of other remedies. Notwithstanding the foregoing, in the event that a party breaches its reasonable efforts commercialization obligation set forth in Section 6.3 or 6.9 (as applicable), the sole remedy of the other party shall be to terminate the rights granted hereunder to the breaching party (as contemplated by Section 5.2 hereof).

Section 12.11. Waiver. If either party waives or modifies any term or condition of this Agreement, this will not void, waive or modify any other term or condition. If either party waives a default by the other, this does not mean that future or other defaults are waived.

Section 12.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

Section 12.13. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either party.

Section 12.14. Arbitration. In the event that the Joint Committee or designated company executives are unable to resolve any issue submitted to the Joint Committee pursuant to the authority granted to the Joint Committee in this Agreement, the parties agree that such issue shall be resolved exclusively by arbitration, and shall institute arbitration proceedings in accordance with this Section 12.14. Either party may institute the proceedings. Such arbitration shall take place in Washington, D.C., and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), except as otherwise provided herein. A single arbitrator with at least five years of experience in the relevant area of science shall be appointed to handle the arbitration by the Washington, D.C. Chapter of the AAA. The Arbitrator shall have the authority to control the pace and conduct of arbitration proceedings, and shall

25

resolve the issue within thirty (30) days of his or her appointment. The award of the Arbitrator shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such award and order of enforcement.

Section 12.15. Good Faith Dealing. The parties to this Agreement acknowledge and agree that this Agreement is founded in substantial part upon the expectation that each of the parties will deal with the other in good faith during the term of this Agreement, and each of the parties agrees to deal with the other in such a good faith manner.

Section 12.16. Limitation on Liability. Neither party shall be liable to the other party for indirect or consequential damages arising from or relating to any breach of this Agreement, regardless of any notice of such damages. Nothing in this section is intended to limit or restrict the indemnification rights or obligations of either party set forth in Article IX.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers thereunto duly authorized.

ELI LILLY AND COMPANY

By:	/s/ August M. Watanabe
August M. Watanabe, M.D. Vice President

ICAGEN, INC.

By:	/s/ P.Kay Wagoner
P. Kay Wagoner, Ph.D. President

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EXHIBIT D

STEERING COMMITTEE

Initial Steering Committee Members from ICAgen:

[**]

Initial Steering Committee Members from BMS:

[**]

Initial Steering Committee Chairperson:

[**]

EXHIBIT E

ICAGEN MILESTONE AND ROYALTY

OBLIGATIONS FOLLOWING ABANDONMENT BY BMS

In the event that, pursuant to Section 4.12, BMS abandons or makes a determination to abandon the development or commercialization of all Collaboration Compounds and ICAgen develops and commercializes Collaboration Compounds that are ICAgen Compounds (such Collaboration Compounds, “Grant-Back Compounds”), or in the event that ICAgen terminates this Agreement pursuant to Section 14.2, then ICAgen shall make payments with respect to Grant-Back Compounds and Net Sales of products consisting of Grant-Back Compounds or containing Grant-Back Compounds as an active ingredient (“Grant-Back Products”) as follows:

1.    Minimum Milestone Payments. With respect to each Grant-Bank Compound, ICAgen shall pay BMS the percentage set forth below of all up-front, lump-sum, milestone or similar payments (other than payments in respect of past or future research or development activities performed by ICAgen or for debt or equity securities of ICAgen) received by ICAgen from any Third Party in connection with the granting of any rights with respect thereto to such Third Party (such payments, “Third Party Payments”):

(a)    If BMS delivers a notice of abandonment pursuant to Section 4.12(a), or ICAgen terminates this Agreement pursuant to Section 14.2, following the initiation of a Phase I clinical trial, but prior to the initiation of a Phase III clinical trial, of such Grant-Back Compound, then ICAgen shall pay BMS [**]% of all such Third Party Payments; provided, however, that, in the event of any such abandonment or termination, ICAgen shall have paid BMS, in aggregate, a minimum of $[**] out of such Third Party Payments with respect to such Grant-Back Compound at the time of approval of an NDA by the FDA for such Grant-Back Compound.

(b)    If BMS delivers a notice of abandonment pursuant to Section 4.12(a), or ICAgen terminates this Agreement pursuant to Section 14.2, following the initiation of a Phase III clinical trial of such Grant-Back Compound but prior to the filing with the FDA of an NDA for such Grant-Back Compound, then ICAgen shall pay BMS [**]% of all such Third Party Payments; provided, however, that, in the event of any such abandonment or termination, ICAgen shall have paid BMS, in aggregate, a minimum of $[**] out of such Third Party Payments with respect to such Grant-Back Compound at the time of approval of an NDA by the FDA for such Grant-Back Compound.

Each of the foregoing milestones shall be paid within 60 days after achievement of such milestone.

As used in this Exhibit E, “the initiation of a Phase I clinical trial” shall mean the recruitment of the first patient for a clinical trial of a compound on sufficient numbers of patients to determine the safety, metabolism, pharmokinetic properties and clinical pharmacology of such compound, and the “initiation of a Phase III clinical trial” shall mean the recruitment of the first patient for a clinical trial of a compound on sufficient numbers of patients to establish the safety and efficacy of such compound for the desired claims and indications.

2.      Royalties.

(a) ICAgen shall pay to BMS a royalty on Net Sales of each Grant-Back Product during the Royalty Term commencing on the First Commercial Sale by ICAgen or its Affiliates or its Sublicensees of such Grant-Back Product in an amount equal to the following percentages of the annual Net Sales of such Grant-Back Product by ICAgen or its Affiliates or its Sublicensees:

(i) If BMS delivers a notice of abandonment pursuant to Section 4.12(a), or ICAgen terminates this Agreement pursuant to Section 14.2, following the initiation of the earliest Phase I clinical trial, but prior to the initiation of the earliest Phase III clinical trial, of the Grant-Back Compound or the Grant-Back Product that consists of such Grant-Back Compound or contains such Grant-Back Compound as an active ingredient:

On Annual Net Sales of Each Product	Royalty Rate

Up to $[**]	[**]%

Over $[**]	[**]%

(ii) If BMS delivers a notice of abandonment pursuant to Section 4.12(a), or ICAgen terminates this Agreement pursuant to Section 14.2, following the initiation of the earliest Phase III clinical trial of the Grant-Back Compound or the Grant-Back Product that consists of such Grant-Back Compound or contains such Grant-Back Compound as an active ingredient but prior to the earliest filing of an NDA with the FDA for the Grant-Back Compound or the Grant-Back Product that consists of such Grant-Back Compound or contains such Grant-Back Compound as an active ingredient:

On Annual Net Sales of Each Product	Royalty Rate

Up to $[**]	[**]%

Over $[**]	[**]%

(iii) If BMS delivers a notice of abandonment pursuant to Section 4.12(a), or ICAgen terminates this Agreement pursuant to Section 14.2, following the earliest filing of an NDA with the FDA for the Grant-Back Compound or the Grant-Back Product that consists of such Grant-Back Compound or contains such Grant-Back Compound as an active ingredient:

On Annual Net Sales of Each Product	Royalty Rate

Up to $[**]	[**]%

Over $[**]	[**]%

(b) Following expiration of ICAgen’s obligations to pay royalties with respect to a Grant-Back Product in a country in the Territory pursuant to this Paragraph 2, ICAgen shall have the royalty-free, perpetual right to continue to manufacture, have manufactured, use and sell such Grant-Back Product in such country.

(c) As applicable, all rights and obligations of BMS under Section 8 with respect to the payment of royalties and credits against such payments shall apply with equal force to, and be rights and obligations of, ICAgen and its Affiliates and its Sublicensees in connection with any royalty payments to be made by ICAgen hereunder.

3.      Payments and Reports. As applicable, the obligations of BMS under Section 9 shall apply with equal force to, and shall be obligations of, ICAgen and its Affiliates and its Sublicensees in connection with any payments to be made by ICAgen hereunder.

4.      Sublicensing by ICAgen.

(a) ICAgen shall have the right to grant sublicenses to any of its Affiliates or its Sublicensees of the licenses granted to ICAgen hereunder, provided that: (i) ICAgen shall guarantee and be responsible for the making of all payments due, and the making of reports hereunder, by reason of milestones achieved with respect to any Grant-Back Compound and sales of any Grant-Back Products by its Sublicensees and their compliance with all applicable terms of this Exhibit E; and (ii) each Sublicensee agrees in writing to keep books and records and permit BMS to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Exhibit E.

(b) ICAgen hereby unconditionally guarantees the performance of any of its Affiliates and its Sublicensees hereunder. In the event of a breach by an Affiliate or Sublicensee in the observance of applicable terms of this Agreement, BMS shall be entitled to proceed against either such Affiliate or Sublicensee or directly against ICAgen, as BMS may determine in its sole discretion, to enforce its rights under this Exhibit E.

5.      Other Provisions. As applicable, the rights and obligations of BMS as the licensee with respect to Collaboration Compounds and Products under Section 10 and 11 shall apply with equal force to, and shall be rights and/or obligations of, ICAgen and its Affiliates and its Sublicensees as the licensee with respect to Grant-Back Compounds and Grant-Back Products in connection with the subject matter thereof.

AMENDMENT NO. 1

TO

COLLABORATIVE RESEARCH

AND

LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (this “Amendment”) dated as of August 31, 2000 is between ICAgen Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having offices at 4222 Emperor Boulevard, Suite 390, Durham, North Carolina 27514 (“ICAgen”) and Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the state of Delaware, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates (“BMS”).

PRELIMINARY STATEMENTS

A. ICAgen and BMS are parties to that certain Collaborative Research and License Agreement dated as of October 1, 1997 (the “Agreement”).

B. Pursuant to Section 4.7 of the Agreement, BMS exercised its right to extend the term of the Research Program through September 30, 2000.

C. The parties desire to amend the Agreement to further extend the term of the Research Program and revise certain of the rights and obligations of each of the parties to the Agreement.

NOW, THEREFORE, in consideration of the Preliminary Statements and the mutual covenants contained in this Amendment, the parties agree to amend the Agreement as follows:

1. Extension of Term of Research Program. The Parties have mutually agreed to extend the term of the Research Program for a one-year period commencing October 1, 2000 and ending September 30, 2001 (the “First Extension Year”) pursuant to the following terms:

(a) BMS shall provide FTE funding of $[**] to ICAgen during the First Extension Year, which amount shall be paid in the same manner as provided in Section 4.4 of the Agreement, and ICAgen shall provide an average of [**] ICAgen scientists per year (measured on a full-time equivalent basis) during such First Extension Year. The actual allocation of scientists shall be determined by the Steering Committee pursuant to Section 3 in connection with the preparation of the Annual Research Plan for the First Extension Year.

(b) Pursuant to Section 4.1 of the Agreement, the Steering Committee shall prepare and approve an Annual Research Plan for the First Extension Year before October 1, 2000.

(c) All work conducted by ICAgen pursuant to the Annual Research Plan for the First Extension Year shall be deemed to be part of the Research Program for all purposes under the Agreement.

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2. Defined Terms. All terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

3. Effect of Amendment. Except as amended in this Amendment, in all other respects the Agreement shall remain in full force and effect and be unaffected by this Amendment.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized representative on the date first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Marilyn Hartig

Name:	Marilyn Hartig

Title:	Vice President External Science & Technology

August 31, 2000

ICAGEN INC.

By:	/s/ P. Kay Wagoner

Name:	P. Kay Wagoner

Title:	CEO

2

AMENDMENT NO. 2

TO

COLLABORATIVE RESEARCH

AND

LICENSE AGREEMENT

THIS AMENDMENT NO. 2 TO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (this “Amendment”) dated as of September 7, 2001 is between Icagen Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having offices at 4222 Emperor Blvd., Suite 390, Durham, North Carolina 27514 (“Icagen”) and Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates (“BMS”).

PRELIMINARY STATEMENTS

A. Icagen and BMS are parties to that certain Collaborative Research and License Agreement dated as of October 1, 1997 as amended by Amendment No. 1 to Collaborative Research and License Agreement dated August 31, 2000 (together, the “Agreement”).

B. Both parties mutually desire to extend the term of the Research Program for a second additional one-year period through September 30, 2002.

C. The parties desire to amend the Agreement to further extend the term of the Research Program and to revise certain of the rights and obligations of each of the parties to the Agreement.

NOW THEREFORE, in consideration of the Preliminary Statements and the mutual covenants contained in this Amendment, the parties agree to amend the Agreement as follows:

1. Extension of Term of Research Program. The Parties have mutually agreed to extend the term of the Research Program for a second one-year period commencing October 1, 2001 and ending September 30, 2002 (the “Second Extension Year”) pursuant to the following terms:

(a) BMS shall provide FTE funding of $[**] to Icagen during the Second Extension Year, which amount shall be paid in the same manner as provided in Section 4.4 of the Agreement, and Icagen shall provide an average of [**] Icagen scientists per year (measured on a full-time equivalent basis) during such Second Extension Year. The actual allocation of scientists shall be determined by the Steering Committee pursuant to Section 3 in connection with the preparation of the Annual Research Plan for the Second Extension Year.

(b) Pursuant to Section 4.1 of the Agreement, the Steering Committee shall prepare and approve an Annual Research Plan for the Second Extension Year before October 1, 2001.

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(c) All work conducted by Icagen pursuant to the Annual Research Plan for the Second Extension Year shall be deemed to be part of the Research Program for all purposes under the Agreement.

2.     Defined Terms. All terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

3.     Effective Date of Amendment. This Amendment shall take effect as of the date of this Amendment set forth above.

4.     Effect of Amendment. Except as amended in this Amendment, in all other respects the Agreement shall remain in full force and effect and be unaffected by this Amendment.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized representative on the date first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Alejandro A. Arutto

Name:	Alejandro A. Arutto, Ph.D.

Title:	Vice President

ICAGEN INC.

By:	/s/ P. Kay Wagoner

Name:	P. Kay Wagoner

Title:	CEO

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AMENDMENT NO. 3

TO

COLLABORATIVE RESEARCH

AND

LICENSE AGREEMENT

THIS AMENDMENT NO. 3 TO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (this “Amendment”) dated as of April 22, 2002 is between ICAgen Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having offices at 4222 Emperor Blvd., Suite 350, Durham, North Carolina 27703 (“ICAgen”) and Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates (“BMS”).

PRELIMINARY STATEMENTS

A. ICAgen and BMS are parties to that certain Collaborative Research and License Agreement dated as of October 1, 1997 as amended by Amendment No. 1 to Collaborative Research and License Agreement dated August 31, 2000 and Amendment No. 2 to Collaborative Research and License Agreement dated September 7, 2001 (“Amendment No. 2”) (collectively together, the “Agreement”).

B. Both parties mutually desire to extend the term of the Research Program for a third additional one-year period through September 30, 2003.

C. The parties desire to amend the Agreement to further extend the term of the Research Program and revise certain of the rights and obligations of each of the parties to the Agreement.

NOW, THEREFORE, in consideration of the Preliminary Statements and the mutual covenants contained in this Amendment, the parties agree to amend the Agreement as follows:

1.     Extension of Term of Research Program. The Parties have mutually agreed to extend the term of the Research Program for a third one-year period commencing October 1, 2002 and ending September 30, 2003 (the “Third Extension Year”) pursuant to the following terms:

(a) BMS shall provide FTE funding of $[**] to ICAgen during the Third Extension Year, which amount shall be paid in the same manner as provided in Section 4.4 of the Agreement (as amended by this Amendment), and ICAgen shall provide an average of [**] ICAgen scientists per year (measured on a full-time equivalent basis) during such Third Extension Year. The actual allocation of scientists shall be determined by the Steering Committee pursuant to Section 3 in connection with the preparation of the Annual Research Plan for the Third Extension Year.

(b) Pursuant to Section 4.1 of the Agreement, the Steering Committee shall prepare and approve an Annual Research Plan for the Third Extension Year before October 1, 2002.

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(c) All work conducted by ICAgen pursuant to the Annual Research Plan for the Third Extension Year shall be deemed to be part of the Research Program for all purposes under the Agreement.

2.     Extension of the Exclusivity Period. Section 4.8 of the Agreement shall be amended by replacing the phrase “until the [**] anniversary of the date of this Agreement” with the phrase “until the [**] anniversary of the date of this Agreement”.

3.     Change of Payment Date. Effective as of October 1, 2002, Section 4.4 of the Agreement shall be amended by replacing the phrase “shall be paid in equal quarterly installments in advance on the first day of January, April, July and October of each calendar year” with the phrase “shall be paid in equal quarterly installments no later than the last day of March, June, September and December of each calendar year”. For the avoidance of doubt, while the payment dates for the amounts owed in connection with the Second Extension Year (as such term is defined in Amendment No. 2) shall be unaffected by this Amendment (the last such payment to be made on July 1, 2002), the payment dates beginning with the Third Extension Year shall be affected by this Amendment and, in particular, the payment on the amount owed for the initial period of the Third Extension Year (to cover the period of time from October 1, 2002 through December 31, 2002) shall be made by December 31, 2002.

4.     Defined Terms. All terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

5.     Effective Date of Amendment. This Amendment shall take effect as of the date of this Amendment set forth above.

6.     Effect of Amendment. Except as amended in this Amendment, in all other respects the Agreement shall remain in full force and effect and be unaffected by this Amendment.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized representative on the date first above written.

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BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Peter S. Ringrose

Name:	Peter S. Ringrose

Title:	Chief Scientific Officer

ICAGEN INC.

By:	/s/ P. Kay Wagoner

Name:	P. Kay Wagoner

Title:	CEO

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